                                                              File No. 333-47924


                     U.S. Securities and Exchange Commission

                             Washington, D.C. 20549


                                  FORM SB-2/A-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               IDMEDICAL.COM, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

            Colorado                                 7375                               84-1506325
-----------------------------           ----------------------------        ----------------------------------
  (State or jurisdiction of             (Primary Standard Industrial        I.R.S. Employer Identification No.
incorporation or organization            Classification Code Number)


                  4333 N. 30th Street, Boulder, Colorado 80301
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          (Address and telephone number of principal executive offices)


                  4333 N. 30th Street, Boulder, Colorado 80301
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


            Neil A. Cox, 4333 N. 30th Street, Boulder, Colorado 80301
                            Telephone: (303) 447-8638
                            -------------------------
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                           Mitzy A. Sharp Futro, Esq.
                            Futro & Trauernicht, LLC
                       1401 Seventeenth Street, 11th Floor
                             Denver, Colorado 80202
                            Telephone: (303) 295-3360
                               Fax: (303) 295-1563

                                   ----------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        ---

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       ---

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       ---

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                               ---


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                         CALCULATION OF REGISTRATION FEE

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                                                          Proposed Maximum        Proposed Maximum
  Title of each Class of Securities      Amount to be     Offering Price          Aggregate Offering     Amount of
  to be Registered                       Registered       Per Security (1)        Price (1)              Registration
                                                                                                         Fee
  ----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value          2,481,500 (2)    $1.00                   $2,466,500             $  653.00
  Common Stock, $.001 par value          1,250,000 (3)    $1.10                   $1,375,000             $  365.00
  Common Stock, $.001 par value          1,000,000 (3)    $2.00                   $2,000,000             $  528.00
             Total Registration Fee.....                                                                 $1,546.00

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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents outstanding shares held by selling security holders including an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock.

(3) Represents shares which may be issuable upon exercise of warrants issued to three selling securityholders. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions of the warrants.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.



                SUBJECT TO COMPLETION, DATED __________________


                             PRELIMINARY PROSPECTUS

                               IDMEDICAL.COM, INC.
                               4333 N. 30TH STREET
                             BOULDER, COLORADO 80301
                               PHONE: 303/447-8638

                                4,731,500 SHARES

                                  COMMON STOCK

The selling securityholders named below are selling up to 4,731,500 shares of IDMedical.com, Inc. common stock under this prospectus, including up to 2,250,000 shares they may acquire upon exercise of warrants.


This is a speculative investment and involves a high degree of risk. Carefully consider the "Risk Factors" beginning on page 4 before purchasing this common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The information in this prospectus is subject to completion or amendment. These securities may not be sold, and offers to buy may not be accepted, until the registration statement we filed with the Securities and Exchange Commission becomes effective.



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



                                TABLE OF CONTENTS



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         SECTION                                                                             PAGE
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

1        Cautionary Statement Concerning Forward Looking Statements.............................3

2        Risk Factors...........................................................................4

3        Description of Business...............................................................12

4        Legal Proceedings ....................................................................23

5        Description of Property...............................................................23

6        Market for Common Stock and Related Shareholder Matters...............................23

7        Plan of Operation.....................................................................24

8        Directors and Executive Officers......................................................25

9        Ownership of Securities by Beneficial Owners and Management...........................26

10       Executive Compensation................................................................27

11       Certain Relationships and Related Transactions........................................28

12       Selling Securityholders...............................................................29

13       Plan of Distribution..................................................................31

14       Use of Proceeds.......................................................................32

15       Description of Securities.............................................................32

16       Indemnification Disclosure............................................................34

17       Changes In and Disagreements With Accountants.........................................34

18       Legal Matters.........................................................................34

19       Where You Can Find More Information...................................................34

20       Financial Statements..................................................................35



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

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS


This prospectus and documents incorporated by reference contain forward-looking statements. Forward-looking statements relate to our future operations. They estimate the occurrence of future events and are not based on historical facts. Forward-looking statements may be identified by terms such as:


o        believes

o        intends

o        projects

o        forecasts

o        predicts

o        may

o        will

o        expects

o        estimates

o        anticipates

o        probable

o        continue


This list is not comprehensive. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

The "Risk Factors" discussed in this prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements and documents incorporated by reference were compiled by our management based upon assumptions they considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary, and these variations may be material.

There can be no assurance that the statements, estimates, and projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to their accuracy or completeness. In addition, we cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus or the date of the documents incorporated by reference, as the case may be. We do not intend to update these statements, except as required by law. Therefore, you should evaluate them by considering any changes that may have occurred after the date these forward-looking statements appear.

We cannot guarantee the assumptions relating to the forward-looking statements or the documents incorporated by reference will prove to be accurate. Therefore, while these forward-looking statements contain our management's best good faith estimates as of the date of this prospectus, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.


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RISK FACTORS

An investment in our common stock involves major risks, including those associated with our development and our industry as a whole. You should carefully consider the following risk factors, as well as the other information in this prospectus, when deciding whether to purchase our common stock.

RISKS ASSOCIATED WITH DEVELOPMENT STAGE COMPANIES


IDMEDICAL DOES NOT HAVE ADEQUATE REVENUES OR FINANCIAL RESERVES AND THERE CAN BE NO ASSURANCE THAT SUCH REVENUES OR RESERVES WILL DEVELOP.

As a new company, we have had minimal operations. To date, our revenues have been $106. We have and continue to rely on funds we received from private equity financing to fund our operations. Management told us that our current cash reserves will be sufficient to fund our operations until October, 2001. We may be unable to continue operations past that time unless we are able to raise additional money through operating revenues or other financing.


AS A COMPANY IN AN EARLY STAGE OF DEVELOPMENT, IDMEDICAL FACES MANY CHALLENGES TO ITS GROWTH

We were incorporated in June 1999 and have minimal operating history. Before investing in our company, you must consider the risks, uncertainties, expenses, and difficulties encountered by companies in the early stages of development. This is especially true for companies which utilize the Internet as part of their business. Examples of these risks and difficulties include our ability to:

         o attract a large audience of users to our Internet-based consumer healthcare network;

         o        increase awareness of our products and services;

         o strengthen user loyalty and increase the number of registered users;

         o        offer compelling on-line services;

         o        maintain current and develop new affiliate relationships;

         o        respond effectively to competitors' offerings;

         o        continue to develop and upgrade our technology; and

         o        attract, retain, and motivate qualified personnel.

We also depend on general economic conditions and continued growth in Internet usage for commerce and communication. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we do not adequately address these risks, our business will likely suffer.

IDMEDICAL HAS NO SIGNIFICANT REVENUES AND ANTICIPATES FURTHER LOSSES IN THE FUTURE; WE CANNOT BE CERTAIN OF FUTURE FINANCIAL RESULTS

We have no operating history and, therefore, no significant revenues. Any future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. If we have a shortfall in revenue relative to our expenses, or if our expenses increase faster than our revenues, we may not be able to afford continued operations or expansion. Important factors that could cause material fluctuations in our results include:

         o        traffic levels on our Internet site;

         o        our ability to attract and retain customers;

         o our ability to maintain customer satisfaction for existing and future product and service offerings;

         o new Internet sites, services, or products introduced by us or our competitors;

         o our ability to upgrade and develop our systems and infrastructure;


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


         o our ability to attract new personnel in a timely and effective manner;

         o our ability to successfully integrate operations and technologies from acquisitions, joint ventures, or other business combinations or investments; and

         o technical difficulties or system downtime affecting our website operations.

Any revenues for the foreseeable future will depend on user subscription levels and affiliate subscription levels. These future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, expand and develop content, and upgrade and enhance our technology and infrastructure in order to support our anticipated growth. Many of the expenses associated with these activities (for example, costs associated with personnel, technology, and infrastructure) are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset unexpected revenue shortfalls. If so, our operational results will suffer, preventing further development and potentially forcing us to scale back our operations.

We believe our current reserves will be sufficient to meet operating expenses for the next 12 months. After that time, we will either need to raise additional funds or realize additional revenue from our business activities to meet our cash requirements. There can be no guarantee that we will be successful in securing additional financing should the need arise.

IDMEDICAL HAS NOT PERFORMED ANY FORMAL RESEARCH TO DETERMINE THE MARKET FOR ITS PRODUCTS; LACK OF MARKET FOR OUR PRODUCTS WILL RESULT IN DECREASED REVENUES

We have not conducted, or engaged any other person or entity to conduct, any formal marketing surveys or research regarding the potential for our proposed products and services. Management's views concerning the potential for our proposed products and services are personal and are not based upon any empirical data or formal market research. There can be no assurance that a market for our proposed products and services exists or, if a market does exist that it is of the magnitude anticipated by Management. If no market exists, or if the existing market is smaller than anticipated, we will not meet Management's expectations for development.

IDMEDICAL MUST ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS TO BE SUCCESSFUL; FAILURE TO DO SO WILL PLACE US AT A DISADVANTAGE TO OUR COMPETITORS AND PREVENT FURTHER DEVELOPMENT

We are highly dependent on our corporate officers and directors. The loss of their services would significantly delay or prevent the attainment of our business and development objectives. In addition to our employees, we will most likely retain consultants to complement the extensive computer hardware and software experience of Dr. Richard J. Schaller, Sr. (our President) and the extensive medical background and experience of Dr. Richard J. Schaller, Jr. and Dr. Vincent E. Schaller (two of our directors). Consultants will be hired as independent contractors, rather than employees of IDMedical.

We may be required to hire additional qualified personnel to implement our business plan, as well as personnel with expertise in government regulation, computer networking, and Internet software, hardware and marketing. These requirements may also lead to the hiring of additional management personnel. We face competition from numerous Internet companies for hiring qualified individuals. There can be no assurance we will be able to attract and retain these individuals on acceptable terms, if at all. Failure to do so could prevent us from expanding our operations or continuing to operate at our current level.

IDMEDICAL DOES NOT MAINTAIN "KEY PERSON" LIFE INSURANCE, WHICH COULD RESULT IN SIGNIFICANT FINANCIAL DETRIMENT IN THE EVENT OF A DEATH OF KEY PERSONS

We do not currently maintain "key person" life insurance on our officers', directors', or consultants' lives. Because of our dependence on these individuals' expertise, the loss of any of these individuals could cause significant financial difficulties for us as we try to compensate for their loss. See "Management."


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
FUTURE ISSUANCES OF IDMEDICAL'S COMMON STOCK WILL DILUTE THE INTEREST OF CURRENT SHAREHOLDERS

If additional shares are issued, your stock ownership will be diluted. Additional stock or options to acquire IDMedical.com stock can be granted at any time by the board of directors, usually without shareholder approval.

FUTURE SALES OF COMMON STOCK MAY ADVERSELY AFFECT IDMEDICAL'S CURRENT SHAREHOLDERS BY DECREASING THE MARKET PRICE OF THE STOCK

Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. If the Rule 144 requirements are satisfied, a person who has held their stock for one year may sell in any three-month period a number of shares which is not greater than:

         o        one percent of the then outstanding shares of common stock; or

         o if qualified, the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale.
A person who is not affiliated with IDMedical may also sell their shares if the shares have been held for at least two years.

In the future, management personnel and others may acquire shares of common stock that may be registered on Form S-8. Non-affiliates may sell these shares without restriction by complying with applicable state securities law. Affiliates of IDMedical may sell their shares:

         o        under Rule 144, but without the one-year holding period; or

         o according to an effective reoffer prospectus filed for the Form S-8.

Future sales of common stock may have an adverse effect on the market price of our common stock. This could adversely affect our ability to obtain future funding and could create a potential market overhang.

IDMEDICAL DOES NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE; SHAREHOLDERS MAY HAVE TO SELL THEIR SHARES TO REALIZE A RETURN ON THEIR INVESTMENT

The board of directors has the sole authority to determine whether cash dividends will be paid. This decision will depend on many factors, including earnings, capital requirements, and our financial condition. The board of directors does not anticipate paying cash dividends in the near future. In the absence of dividend payments, shareholders will be required to sell their shares in a favorable market in order to realize a profit. See "Risk Factors - No Public Market; Possible Volatility of Stock," page 11.


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




THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN IDMEDICAL AND OUR DIRECTORS

Our officers and directors may serve as officers or directors for other businesses having similar or different objectives. Although our officers and directors will use their best efforts to present us with suitable opportunities, they are under no obligation to present us with any particular opportunity.

Two of our officers and directors are engaged in activities outside of IDMedical. They will be devoting less than 100% of their time to our affairs. Their outside activities could also conflict with IDMedical's. In other words, some of our directors may divide their time between our operations and operations in which we have no interest. In dealing with potential conflicts or conflicts which may arise as a result of their outside activities, these directors:

         o will attempt to conduct themselves in accordance with their fiduciary obligations to us;

         o        will act prudently; and

         o        will act in our overall best interest.

RISKS RELATED TO THE INDUSTRY

OUR ABILITY TO EXPAND NETWORK INFRASTRUCTURE IS CRUCIAL TO IDMEDICAL'S CONTINUED GROWTH; THIS ABILITY IS UNCERTAIN

We intend to continually expand and adapt our network infrastructure to accommodate additional users, increasing transaction volumes, and changing consumer and customer requirements. However, we may be unable to accurately project the rate or timing of increases, if any, in website usage or to expand and upgrade our systems and infrastructure to accommodate these increases. Furthermore, our systems may be unable to accommodate the increases while maintaining acceptable overall performance. Any lapse in service could cause our users to switch to competitors' on-line services.

IDMEDICAL MAY FACE POTENTIAL LIABILITY FOR INFORMATION ACCESSED FROM OUR WEBSITE

We could be sued if confidential information from our website is used or disclosed inappropriately. Similar claims have been brought against on-line services in the past, sometimes successfully. While our agreements may provide that we will be indemnified against these liabilities, this indemnification may be inadequate. In addition, our errors and omissions insurance may not adequately protect us against these claims.

Our business is based on establishing the IDMedical.com network as a trustworthy and dependable provider of services. Allegations of impropriety, even if unfounded, could have a material adverse effect on our reputation and our business.


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

WHILE IDMEDICAL'S GROWTH WILL DEPEND IN PART ON OUR PROTECTION OF PATENTS, TRADEMARKS, COPYRIGHTS, AND PROPRIETARY RIGHTS, SUCH PROTECTION IS UNCERTAIN

Our success will depend in part on our ability to:

         o obtain registration of our trademarks, service marks, copyrights, and patents;

         o        maintain our trade secrets; and

         o operate without infringing on the proprietary rights of others.

This applies in the United States as well as other countries. We cannot guarantee intellectual property protection will be granted to the extent we desire. In addition, this protection could be challenged once granted.

The following actions may be required to enforce or defend any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights:

         o        litigation;

         o interference proceedings in the United States Patent and Trademark Office;

         o        oppositions in foreign countries; or

         o        reexaminations.

These actions could result in substantial costs and diversion of our efforts.

Where patent protection is not believed to be appropriate or obtainable, proprietary technology and processes will most likely be protected through confidentiality agreements and assignments with our consultants and collaborators. There can be no assurance that:

         o        these agreements will provide meaningful protection;

         o        these agreements will not be breached;

         o        we will have adequate remedies for any breach; or

         o our trade secrets will not otherwise become known or independently discovered by competitors.

In addition, intellectual property matters in the Internet industry are highly uncertain and involve complex legal and factual questions. Accordingly, the extent of claims allowed with respect to the Internet intellectual property rights of others cannot be predicted.

For further discussion of the intellectual property issues we face, see Description of Business - Intellectual Property on page 20.

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

IDMEDICAL'S SUCCESS WILL DEPEND IN PART ON PATIENTS' AND THE HEALTHCARE INDUSTRY'S ACCEPTANCE OF THE INTERNET AND THIS ACCEPTANCE CANNOT BE GUARANTEED

To be successful, our network must attract a significant number of customers as well as other participants in the healthcare industry. Our business plan assumes that local healthcare organizations will affiliate with us, making it worthwhile for their customers to use our services. This business plan is untested. If it cannot be successfully implemented, our business will likely be unsuccessful unless we can develop an alternate business plan, a costly proposition.

THERE IS INTENSE COMPETITION IN IDMEDICAL'S RAPIDLY CHANGING INDUSTRY

The number of Internet websites offering healthcare content, products, and services is enormous and increasing at a rapid rate. These companies compete with us for users. In addition, traditional media and healthcare providers compete for consumers' attention through conventional means as well as new Internet initiatives. We believe competition for healthcare consumers will continue to increase as the Internet develops as a communication and commercial medium.

Potentially, we will compete directly for users with numerous Internet and non-Internet businesses, including:

         o health-related on-line services or websites targeted at consumers, such as drkoop.com, WebMD Inc., Medscape Inc., PersonalMD.com, and MedicaLogic, etc.;

         o on-line and Internet portal companies, including America Online, Inc., Microsoft Network, Netscape, Yahoo! Inc., Excite, Inc., Lycos Corporation, and Infoseek Corporation; and

         o other consumer affinity groups which offer healthcare-related content to specific demographic groups.

Differences exist which lead us to believe that current competition is not a direct threat to our success. However, some of the competition is likely to enjoy substantial competitive advantages compared to IDMedical, including:

         o the ability to offer a wider array of on-line products and services;

         o        larger production and technical staffs;

         o greater name recognition and larger marketing budgets and resources;

         o        larger customer and user bases; and

         o substantially greater financial, technical, and other resources.


To be competitive, we must respond promptly and effectively to the challenges associated with technological change, evolving standards, and competitors' innovations. Increased competition could result in a loss of market share or a reduction in our prices or margins. Competition may increase significantly as new companies enter the market and current competitors expand their services. Please see "Description of Business -Competition," Page 14.

IDMEDICAL IS SUBJECT TO GOVERNMENT REGULATION RELATING TO THE INTERNET AND MEDICAL RECORDS PRIVACY, SOME OF WHICH MAY BE ADVERSE

Since we operate an Internet-based service, our business is subject to government regulation relating to the Internet that could impair our operations. Due to the increasing use of the Internet as a communication and commercial medium, the federal government has adopted laws, and may adopt additional laws and regulations, with respect to the Internet. These laws and regulations cover the areas of user privacy, pricing, content, taxation, copyright protection, distribution, and characteristics and quality of production and services. For a description of risks

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

associated with governmental regulation relating to the Internet, please see "Description of Business - Internet Policies" on page 21.

The federal government has also turned their attention to regulation of consumer privacy with regard to medical records. While no legislation has been passed, Congress is currently considering a bill which would protect electronic medical records. This legislation, known as the Health Information Privacy Protection Act (HIPPA), would be applicable to IDMedical and its employees. See "Description of Business - Privacy Policy" on page 19.

INTERNET CAPACITY CONSTRAINTS MAY HINDER IDMEDICAL'S FUTURE DEVELOPMENT

Our success will depend, in large part, upon the continued growth of a robust communications industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may not be reliable at all times because of:

         o inadequate development or unexpected impairment of the necessary infrastructure as a reliable network backbone;

         o a failure to timely develop complementary products such as high speed modems;

         o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

         o        increased government regulation.

If the Internet continues to experience significant growth in the number of users and the level of use, its infrastructure may experience problems in supporting the demands placed on it. These problems could lead consumers, including our customers, to rely on sources other than the Internet for information and services.

IDMEDICAL DEPENDS ON THE CONTINUOUS, RELIABLE AND SECURE OPERATION OF OUR WEBSITE; A DISRUPTION IN OPERATIONS MAY CAUSE A LOSS OF CUSTOMERS AND SUBSCRIBERS

We rely on the Internet and therefore depend upon the continuous, reliable, and secure operation of Internet servers and related hardware and software. In the past, several large Internet commerce companies have suffered highly publicized system failures that resulted in adverse consequences to their customers and subscribers. If our service is interrupted, which could occur due to reasons beyond our control, our users will be inconvenienced and our reputation may be diminished. This could result in significant negative publicity and litigation.

We protect our computer and communications hardware through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins, and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not, at this time, maintain a back-up data facility. Business interruption insurance may be inadequate to protect us in the event of a catastrophe. We also depend upon third parties to provide users with web browsers and Internet and on-line services necessary for access to our website. It is conceivable that our users may occasionally experience difficulties with Internet and other on-line services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties, such as Internet Service Providers, could adversely impact our business.

We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived to be secure by our consumers. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.


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THERE IS CURRENTLY NO PUBLIC MARKET FOR IDMEDICAL'S STOCK, WHICH MAY INCREASE
THE VOLATILITY OF OUR STOCK PRICE AND RESTRICT SHAREHOLDERS' ABILITY TO SELL THEIR STOCK

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK

There has been no public market for our common stock. Furthermore, there can be no assurance that an active trading market will be created or sustained in the future. If a market does develop, on the OTC Bulletin Board or otherwise, there can be no assurance that the market will persist or that the stock price will rise.

Securities of companies which utilize the Internet have historically been very volatile. Our stock can expect substantial price changes in short periods of time due to this unpredictability. Stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are not necessarily related to a company's net worth or any other established criteria of value. Substantial stock price swings may occur for the foreseeable future and percentage changes in stock indices (such as the Dow Jones Industrial Average) could be magnified, particularly in downward movements of the markets. These fluctuations may adversely affect the price of our common stock.

RESTRICTIONS ON SECONDARY TRADING

Initially, our common stock will be a "penny stock," which S.E.C. regulations define as any equity security with a market price or exercise price of less than $5.00 per share, subject to several exceptions. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving penny stocks to persons other than established customers and accredited investors. For transactions covered by the "penny stock" rules, a broker-dealer must:

         o Make a special written determination that the penny stock is a suitable investment for the purchaser;

         o Receive the purchaser's written consent to the transaction before the purchase;

         o Deliver a standardized risk disclosure document prepared by the S.E.C.;

         o Provide the customer with additional information including current bid and offer quotations for the penny stock;

         o Disclose the commissions to be earned by the broker-dealer and its salesperson; and

         o Send monthly statements showing the market value of each penny stock held in the customer's account.

These requirements may limit the ability of broker-dealers to sell our securities and may affect the ability of investors to sell their shares in the secondary market. The penny stock rules will not apply if our securities maintain a market price exceeding $5.00. However, there can be no assurance our common stock will reach or maintain this level.


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


DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

We were incorporated in June 1999 under the laws of the State of Colorado for the purpose of developing and storing personal medical histories on the Internet. To date, we have conducted minimal business operations.

BUSINESS OF ISSUER

Company Overview

IDMedical.com is a development stage company that created an Internet application consisting of a customer database of important medical information. The website allows the patient or an authorized person to input and access the patient's medical history on the Internet. The data input mode is designed to be user friendly. The patient can either go into an input mode and type the data directly into the computer or go through a question and answer session with "Dr. E-MED," a computerized assistant that will help the patient input their medical histories.

Data input is automated by using scroll bars and prompts. For example, after the patient enters his or her name, a data box appears. This box allows the patient to input the following data:

         o sex, age, date of birth, marital status, and social security number;

         o        current and past medical problems;

         o        current medications;

         o        allergies;

         o        vaccinations;

         o        test results; and

         o        past medical history, surgeries, and hospitalizations.

Once this information is entered, patients can print a copy of their medical record for future reference. The patient's religious affiliation will also be included on the medical record.

Once entered, patients' medical information is stored in a secure database on a secure server. This information can be accessed on the Internet through a series of passwords. Once in the system, the patient or physician must enter the patient's User ID and password to access the patient's file. Through this process, doctors can access a patient's personal and medical information stored on our system without the need for assistance from the patient or their family.


Upon arrival at an emergency room (ER), our members present their IDMedical membership card to the admitting nurse. This card provides all of the information needed to access our website via the Internet. Upon entering our website, the nurse or doctor enters the physicians' section. In this section, they enter the member's User ID and Password, which immediately provides them with the member's Medical History Data Sheet (MHDS). By providing this critical information, ER personnel will be able to make a quick and accurate diagnosis. During our beta-testing program, we enrolled over 100 members. In addition, our website is currently being used to treat patients on an emergency basis at Kent General Hospital in Dover, Delaware. Through the beta-testing program, six members have been admitted for emergency care. Hospital staff indicated these patients were admitted in less than half the customary time.


The medical histories on IDMedical.com are secure and confidential. At present, the only people who will have access to a patient's medical histories will be the patient and those physicians who know the patient's User ID and password. In the future, registered doctors may enter the system using only the patient's name and Social Security Number, if the member elects this option. We do not believe it is wise to allow unlimited physician access to the medical histories maintained on our website at this time. This capability will be made available when we are able to reach agreements with medical societies and specialty boards to allow verification of credentials.


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IDMedical must be able to verify that all doctors accessing the medical histories on our website are licensed physicians. We plan on using other websites to perform this function. For example, the American Medical Association ("AMA") has a website with a "members-only" section that physicians may access by entering their unique AMA number. Other medical websites, including state medical societies and the American College of Surgeons, Pediatrics, Internal Medicine, and Emergency Physicians, have a similar setup. Once physician verification has been accomplished on one of these websites, doctors will be able to access IDMedical.com through a link. This approach will save us the time and expense involved with establishing our own verification system. While we have no current relationship or affiliation with any other medical websites, we intend to pursue such opportunities following the official launch of our website, scheduled for early January, 2001. The initial approach and negotiation with these sites will be performed by our physician directors. Therefore, the costs associated with these discussions should be minimal. After a relationship is established, we will pay the medical website a fee for each member we receive via referral from that website. That fee will be $5.00 per member, per year of membership.

Doctors will be greeted with a welcome page when they access the IDMedical.com site by a link from another medical website. Physicians visiting our website for the first time will be given a questionnaire that will ask for personal information, such as license number, social security number, and DEA number. They will then select a User ID and password. The next time they visit our site, they will only have to enter their User ID, password, and DEA number to access our database.

Under our current pricing model (which has changed since our inception and is subject to further change), patients will be charged $25 for a one-year membership with IDMedical.com. A family of two can establish a one-year account for $45. Additional family members will be charged $15 each for up to two additional members, and $10 each for an additional two. All payments will be made by credit card, which will help confirm the members' identity.

Additional customers and revenues will be generated through an affiliate subscriptions program. This will be accomplished through partnering with organizations, associations and corporations which would benefit from the services provided by IDMedical, either directly or through their members. These organizations will be enrolled at attractive business rates, which have not yet been established. Examples of planned affiliates include medical practices which will benefit from having the patient's histories on-line; hospitals which will benefit from having out-patient histories on file and available for future admissions; schools and universities which require physical examinations of all their students; employers who require mandatory physicals of their employees; and associations such as the AARP.

In addition to utilizing our services, these affiliates will benefit from our "Dr. E-MED Rebate Program." Every referral from an affiliate that becomes a member of IDMedical.com will earn the referring company or organization $5.00 for each year of that person's membership.

Dr. E-MED Character

In order to provide a service which is user-friendly, we have introduced the "Dr. E-MED" character. Dr. E-MED is the customer's personal assistant to lead them through the process of filling out their personal medical histories. We intend to make the customer feel that Dr. E-MED is not only their on-line Internet assistant, but also a friend they can rely on to help input their information and keep their medical histories up-to-date, accurate, and secure.

The Dr. E-MED character is also our corporate "Internet Spokesperson." Dr. E-MED appears on our corporate literature, including marketing materials, letterheads, envelopes, and business cards. He will also appear on all customer medical reports and membership cards.


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Membership Card

Every adult member of IDMedical.com receives one membership card. The member is advised to carry this card at all times. The purpose of the membership card is to identify our member to an attending physician in either an emergency or an "out-of-office" medical incident.

The IDMedical.com membership card includes the member's name, social security number and date of birth, along with the basic medical information needed by the attending physician. This information will include the member's primary physician and phone number, primary family contact and phone number and organ donor preference.The membership card also provides the www.IDMedical.com Internet address. Once logged onto the website, the physician will have the medical information required to treat the patient.

Industry Overview

The need for medical information can arise at any time. Situations often arise when a patient needs to be treated by an unfamiliar doctor. This can occur when the patient's regular doctor is unavailable or when the patient is traveling away from home or visiting the local emergency room. Timely access to the patient's medical histories can prevent substandard care that may result in poor or dangerous results. In addition, many medical practices have other doctors cover their patients when they are on vacation or out of the office for the weekend. IDMedical.com will provide doctors in both situations with the information they need to care for unfamiliar patients in a quick, safe, and effective manner. By utilizing the Internet to provide access to this crucial information, IDMedical is capitalizing on one of the fastest growing media outlets available.

The Internet has become an important alternative to traditional media, enabling millions of consumers to seek information, communicate with one another, and execute commercial transactions electronically. The Internet is distinct from traditional media in that it offers real-time access to dynamic and interactive content and instantaneous communication among users. These characteristics, combined with the fast growth of both the number of Internet users and amount of Internet usage, have created a powerful, rapidly expanding direct marketing and sales channel.

Competition

The on-line healthcare market is new, rapidly evolving and intensely competitive. IDMedical expects competition to intensify in the future since barriers to entry are minimal, allowing current and new competitors to launch new websites at a relatively low cost. In addition, the Internet medical information industry is intensely active and competitive. We must compete with a variety of other companies, including drkoop.com, WebMD Inc., Medscape Inc., PersonalMD.com, and MedicaLogic.

We believe we have a competitive advantage in this area, since few of our competitors currently offer this type of service. However, companies like drkoop.com are planning to become involved in medical histories. In addition, PersonalMD.com already has a website that allows customers to enter their medical histories into a database. Even so, we are unaware of any other site dedicated solely to this purpose.

Unlike most of our competitors, our revenues will come primarily from enrollment fees. This gives the customer ownership of his medical information. Company policy will prohibit the disclosure or sharing of customers' personal or medical information with third parties, including corporations and insurance companies. Since the customer pays for these histories, they are the customer's property and can be changed or deleted at will by the customer.


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There are other advantages and features that differentiate us from the competition. These include the following:

1.       Getting a Complete Medical History.

         Our organ-by-organ approach to data entry will allow the member to probe their memory for illnesses, creating a more complete database than programs that simply utilize broad questions (e.g.,"Have you ever had any surgeries?"). This capability will be available on our website by early January 2001, as it is currently being finalized by IDMedical staff and our consultants.

2.       Easy Access to Patient's Histories By Doctors.

         As part of our commitment to easy access and use, the doctors' access area has no advertising. Furthermore, we will work with medical societies and specialty boards to verify doctor eligibility and ensure easy access by doctors without requiring the patient to be conscious or the family to be present.

         Once the patient grants permission, there is no need for registered doctors to have the patient's User ID and password to enter the system. The doctor can enter the system knowing only the patient's name and social security number. Therefore, our system can be used as an out-of-office patient care system. This capability will be available once agreements are reached with medical societies and specialty boards.

3.       A Universal System For Patients and Doctors.

         Physicians and patients want a universal system that is fast, easy to enter and use, accurate, and reliable. Our focus is to help patients get information easily and quickly, and help doctors get the information they need in a moment's notice.

4.       The Rebate Program.

         Through our "Dr. E-MED Rebate Program," we will split our fees with companies and organizations that refer people to our program. Every referral who becomes an IDMedical.com member will earn the referring company or organization $5.00 for each year of that person's membership.

5.       Storage of Required Preventative Health Information.

         Many elementary and secondary schools, as well as colleges, require students and teachers to have a record of their immunizations. These histories usually include measles, mumps, rubella, diphtheria, tetanus, pertussis and polio, as well as the results of their last TB skin test. In its current stage of development, the IDMedical.com website can store this information for a person to conveniently access or print. Health care providers can also review or edit this information as new vaccinations are given.

IDMedical believes there is a window of opportunity to develop and exploit our application. However, the principal competitive factors in our market are name recognition, selection, personalized services, convenience, price, accessibility, quality of site content, reliability, and speed of fulfillment. Therefore, our number one corporate objective is to have IDMedical.com become a household name when people think of their medical histories.

There can be no assurance that we will be able to successfully compete against current and future competitors. Many of our current and potential competitors have longer operating histories, larger customer bases, and greater product recognition than we do. They also have significantly greater financial and marketing resources. Some of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or availability policies, and devote substantially more resources to website systems development and marketing than we can. In addition, companies that control access to transactions through network access or


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web browsers could promote our competitors or charge us a substantial fee for inclusion. For more information about these and other risks associated with industry competition, see "Risk Factors."

Marketing

The following sectors will be targeted as IDMedical expands its marketing efforts:

         1) Corporate America

                  We believe every major corporation with traveling employees or employees on overseas assignments can benefit from our program. Most corporations will realize that, for a nominal annual premium, they can provide " information insurance" that will assist their employees in a medical emergency. In many cases, the cost of premiums is minimal compared to the economic cost associated with the loss or disability of one or more employees due to unavailable or inaccurate medical information.

         2) Non Profit Organizations (NPOs)

                  IDMedical.com can provide NPOs with an innovative way of raising money. Through our "Dr. E-MED Rebate program," every referral from a NPO will earn the organization a $5.00 rebate per member, per year of enrollment. This will provide a recurring cash flow for the NPO. University Alumni Associations will be specifically targeted for the "Dr. E-MED Rebate program." The alumni populations are well educated and computer literate, which could result in strong enrollment for IDMedical.com.

         3) Major Associations/Organizations

                  IDMedical.com will target associations and organizations that have a large member population, such as the American Association of Retired Persons (AARP). IDMedical.com will target this association as a prime candidate for our products and services. Our aging society has more citizens traveling during their golden years. IDMedical.com can provide a valuable service for these members by having their medical histories available on the Internet. In addition, these associations or organizations can receive substantial financial reward for their participation through the "Dr. E-MED Rebate program."

         4) Major Insurance Companies

                  IDMedical.com will target large insurance companies, such as CIGNA, Prudential, Blue Cross and Blue Shield, and encourage their members to participate in our program. These companies can promote the program as a form of "information insurance" to assist their members in receiving proper medical care. In addition to keeping medical costs down for the treatment of their members, these companies will receive a $5.00 rebate per member, per year of membership enrolled.

         5) The General Public

                  IDMedical.com will directly market to the general public via the Internet and general advertising. Strategic relationships will be aggressively pursued with major Internet companies. This will include alliances and marketing agreements ("Dr. E-MED" Rebate program") with Internet Service Providers. Initially, IDMedical.com will target a specific geographical area in the Northeast specifically focusing on the four-state area of New York, New Jersey, Delaware and Pennsylvania. Advertising will be in the form of newspaper, TV and radio ads. There will also be some direct mail outreach to selected areas.


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         6) Strategic Alliances with Businesses and Organizations


                  There are many businesses and organizations, both large and small, whose employees, customers, members and attendees can benefit from the services of IDMedical.com. Strategic alliances will be formed with these entities, giving them an incentive through the "Dr. E-MED Rebate program" to make their employees, customers and members aware of IDMedical.com's services.

                  Alliances have already been formed with Happy Harry's Pharmacy, a regional pharmacy chain with approximately 500,000 customers throughout Delaware and Pennsylvania, and Dover Family Practice in Dover, Delaware, a medical practice with approximately 30,000 patients. Through these alliances, Happy Harry's and Dover Family will offer their customers the opportunity to enroll in the IDMedical program by providing IDMedical brochures and Patient Entry Worksheets at each location and will collect completed Worksheets. Happy Harry's and Dover Family have no further responsibilities under the terms of their respective agreements.

                  In return for the distribution of our materials, IDMedical will pay Happy Harry's $5.00 for each individual membership which is maintained for 60 days or more and $8.00 for each family membership which is maintained for 60 days or more, provided that the members indicate that they heard about IDMedical's services through Happy Harry's. Upon renewal of these memberships, IDMedical will pay Happy Harry's $3.00 for each renewing individual and $8.00 for each renewing family.

                  In return for the distribution of our materials, IDMedical will pay Dover Family $10.00 for each individual membership which is maintained for 60 days or more and $15.00 for each family membership which is maintained for 60 days or more, provided that the members indicate that they heard about IDMedical's services through Dover Family. Upon renewal of these memberships, IDMedical will pay Dover Family $5.00 for each renewing individual and $15.00 for each renewing family.


         7) Special Interest Consumer Markets

                  IDMedical.com will target five special interest consumer markets through the Internet: African-Americans, Hispanics, Asian-Americans, college students, and the gay and lesbian population. These groups were selected based on criteria such as Internet usage and buying power.

                  We will promote IDMedical.com by using banner advertising on websites that cater to these groups. The ads will be paid with cash or through the "Dr. E-MED Rebate program," where the host website will receive $5.00 per member, per year for every person who enrolls in IDMedical.com.

         8) Strategic Medical Alliances

                  IDMedical.com's growth philosophy will target medical societies whose members are physicians. These societies cross all types of medicine and represent a prestigious affiliation for us. We intend to pursue a multi-faceted relationship that includes physician verification and banner advertising, creating a win-win scenario for both parties. Examples of medical societies that will be approached are the American College of Surgeons and the Royal Society of Medicine.

         9) Travel Industry

                  The travel industry presents a tremendous growth opportunity for IDMedical.com. People who travel are most likely to be aware of the unexpected or emergency medical needs that might arise when out of town. Therefore, we plan to target major travel agencies, airlines, and publications such as FODOR's.

         10) Cable Networks

                  There are two cable channels that currently provide health subjects 24 hours a day: "Discovery Health Network" (owned by the Discovery Channel) and "The Health Network" (owned by
                  FOX). These cable companies could provide IDMedical.com a platform for national media exposure. With the "Dr. E-Med Rebate program," substantial monetary enticements should encourage these cable networks to advertise our service.

         11) Institutions Which Maintain Immunization Records

                  Our website allows for the maintenance of routine immunization records, as well as TB skin test records. This will allow us to market our product to school systems, universities, camps, and work places that require mandatory submission of this information. IDMedical can establish alliances with these entities that will benefit both parties. The school systems would require their members to enter their immunization records, as well as other emergency medical information, on IDMedical.com. In return, IDMedical will give these entities $5.00 for each person that initially joins our program.

                  The ability to store routine medical histories will expand the market of potential users of our website to all ages, including people who don't have a history of medical problems.


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The rate and order of expansion of our marketing efforts will depend on the availability of funds, as well as the need for concentration in certain areas. Therefore, we cannot determine at this time what our future marketing expenditures will be.

We currently have three employees dedicated to marketing efforts, each of whom is paid $500 per month plus a commission of $1 per entity enrolled. An entity is defined as an individual member or a family membership of up to six people. Other individuals may also assist in our future marketing efforts. We anticipate paying future individuals on a commission-only basis of $1 per entity enrolled.


Hardware, Software and Future Website Design

Our Web and Database Servers have been installed at Fastnet Corporation in Bethlehem, Pennsylvania. The first official release of our production software has been completed, and will be put into full operation on the World Wide Web in early December 2000.


IDMedical.com plans to continuously improve and upgrade our website and computer platform within budgetary constraints. We have developed a hardware platform that is upgradeable and expandable. Our initial development platform consists of two servers, one housing our website and one housing our database. The next stage of development is to add additional servers to handle additional volume. The length of time necessary to do this will depend on both consumer response to our service (which will determine the need for these upgrades) and our success in obtaining further financing (which will determine our ability to respond to this need). Neither of these factors can be anticipated at this time. Costs for this expansion cannot be determined, as technology costs are rapidly changing.


IDMedical.com originally retained digitalNATION - a VERIO Company, Inc., to provide server and co-location services. Later, we retained Fastnet Corporation to provide these services. Fastnet is a leading provider of comprehensive business Internet services, with an emphasis on serving small and mid-sized business markets. Fastnet offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks, and other enhanced services. Fastnet supports its operations with highly reliable and scalable infrastructure and systems including a facilities-based Tier One national network.

On October 12, 1999, INTEL Corp. announced plans to market its authentication services for a fee to healthcare Web firms. This technology will offer "online credentials" to physicians providing a means to authenticate the identity of doctors seeking to access health data in cyberspace. The American Medical Association (AMA) will issue each doctor an INTEL created AMA "digital credential". We feel this break-through technology will provide the security and assurance our members need. In other words, members will know that their medical information is only going to be viewed by healthcare providers. We intend to approach INTEL concerning the use of this technology.

Future Products and Services

Our primary service will be our on-line interactive website for developing, storing, and accessing medical histories on the Internet. However, we plan to further develop this software so it can be used at home as a stand-alone program on the customer's PC. This program will be developed to run on Microsoft Windows and will be sold on floppy disks, CDs, and DVDs. Once the customer develops his medical history, he can either load the data onto our website or keep it for his own records, sharing it with his healthcare providers as needed.

Another product to be developed from our current program is a software program that will allow physicians to store and retrieve their patients' medical histories electronically from their offices. This product will be developed for Microsoft Windows and will run on PCs and PC networks. The software will be sold on floppy disks, CDs, and DVDs. This program will be capable of inputting and storing medical histories for an entire practice. Every physician in the practice will be able to access patient medical histories from multiple locations, including their homes. This application has the potential to replace current filing systems, including paper files. Future software developments could also enable existing Electronic Medical Records (EMR) systems to integrate with IDMedical's Internet platform.


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Schools and work places are required to keep track of important medical information, including:

         o        immunization records;

         o        date of last TB skin test;

         o        blood type;

         o        hepatitis vaccinations schedule;

         o        drug allergies; and

         o        personal physician information


A software program could be used to consolidate this information, allowing schools and employers to keep the necessary medical histories on file in their medical departments. This program could be sold in CD-ROM and disk format, and could also be downloaded from our website for a fee.

This data need not be maintained on the Internet. Instead, it could be kept on a central computer maintained by the school or employer.

Each of these software expansions is dependent on future development efforts, which require additional funding. The actual costs for development cannot be determined at this time due to on-going changes in industry technology.

Privacy Policy

All medical information input by the customer is transmitted in an encrypted format designed to keep unauthorized persons from retrieving it. The information is stored on a secure server dedicated to IDMedical.com. IDMedical will keep the customer's information confidential and will only share the information with authorized healthcare providers.

Presently, Congress is considering a bill known as the Health Information Privacy Protection Act (HIPPA). If passed in its current form, the bill would give consumers stronger control over their own personal medical records and who will have access to them. The bill is aimed at guarding electronic medical records, but does not pertain to paper records.

The HIPPA standards would reduce employers' access to employee medical information, allow patients to get copies of their own records and require patient permission to release information in certain circumstances. However, no consent will be needed to release information for medical treatment, payment or health-care operations such as auditing, checking staff credentials or quality assurance work. Anyone who reveals a person's electronic medical records for other purposes would be subject to a fine of up to $25,000 and incarceration for up to six years.

We believe our internal policies will be sufficient to comply with these new laws, if passed. Our privacy policy is based on the following commitment to our members:

         o All medical histories are protected by a multi-level access and security system using our own server. All data will be encrypted.

         o A member's medical history may only be accessed by the member, their physician, or an authorized healthcare provider. The member's username and password must be entered to gain access to their file.

         o Authorization of attending physicians will be through a professional website or through the new INTEL/AMA "digital credential," when it becomes available.

         o We will have the ability to electronically verify and check anyone who accesses our members' files. We will prosecute or revoke the privileges of anyone who tries to violate the security of our system.


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It is our belief that members' privacy, protection, and personal control and ownership of their files are a top priority. A member can request to have their files deleted from IDMedical.com at any time. We will comply with this request and completely delete the file from our database. Our members exercise complete control over their medical histories stored by IDMedical.

Employees

IDMedical currently has seven full-time employees. We anticipate that we will hire three additional full-time employees in the next year, as well as a number of part-time employees. This group will consist of professional, technical, and support personnel.

INTELLECTUAL PROPERTY

Patent and Trade Secret Protection

We use proprietary business processes and software applications to conduct our business on the Internet. We intend to protect our business processes and software applications through applicable patent laws, to the extent this protection is available. We will also aggressively protect our business processes by establishing appropriate trade secret mechanisms including confidentiality provisions in the contracts of our employees, consultants, and business partners. Finally, we will establish appropriate procedures to ensure that only those individuals with a "need to know" receive disclosure of any aspect of our business processes.

On November 1, 2000 we filed a patent application with the United States Patent and Trademark Office to protect our "System and Method for Securely Storing and Retrieving Medical Information Over the Internet."

Trademarks and Service Marks

We have filed applications with the United States Patent and Trademark Office to register the following as service marks:

         1.       The names IDMedical.com and IDMedical;

         2.       The proprietary character, "Dr. E-MED," as a logo; and

         3. The character's name, "Dr. E-MED," as a word mark or "Dr. E.Z.MED" and "Dr. IDMed" as alternative word marks.

While we intend to use these marks to identify our products and services in various aspects of our overall marketing and sales program, their registration has not yet been completed. If these marks become registered, we intend to aggressively police and protect them in the United States. If any of the marks fail to qualify for registration, we will decide whether to continue using the unregistered mark or to select an alternative mark. Additionally, we will pursue registration of these marks in the appropriate foreign jurisdictions if we decide to conduct business outside of the United States. We will also seek registration of one or more of the previous marks, or one or more different marks, as trademarks for use in connection with future product offerings.

Copyrights

IDMedical has entered into agreements with the software developer, website designer, and graphic artist that were selected to develop and design our interactive website and proprietary software. We believe these agreements are sufficient to confer upon IDMedical all rights, title, and interest in and to the intellectual property and other proprietary rights regarding our website and related software. These agreements include rights of indemnification of IDMedical against, among other things, third-party claims of infringement and misappropriation of third-party rights.

We intend to maximize the legal protection of these rights before activating our website and engaging in full business, operations. We have filed applications for registration of the "Dr. E-MED" character and all copyrightable aspects of our website with the United States Copyright Office. We further intend, on an ongoing and regular basis,


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to update our filings with the Copyright Office as new content, art, and other copyrightable works are added to our website. We are also evaluating whether any aspects of our proprietary software are copyrightable. If so, we will attempt to register those aspects of our software with the Copyright Office.

INTERNET POLICIES

Consumer Issues

We are sensitive to the unique operating characteristics of the Internet, particularly with respect to consumer concerns regarding privacy issues and truth in advertising. Accordingly, we intend to regularly review our policies and processes to ensure the confidentiality and limited use of information collected by IDMedical. These processes include the use of technology to minimize any inadvertent disclosure of, or access to, information by third parties with whom we may have business-to-business relationships (such as any host site) or wholly unrelated third parties. We also intend to keep abreast of, and comply with, applicable laws relating to:

         o the collection, use, and dissemination of consumer information; and

         o the content and presentation of on-line, broadcast media, and other marketing and advertising directed at consumers.

We also recognize the need to ensure adequate handling of on-line customer relationship issues, including contracting and credit card authorization procedures. Accordingly, a customer contract, contracting procedures, and disclaimers are posted on our website. These are intended to ensure binding contracts and eliminate or minimize liability and credit card chargebacks. We will regularly review our procedures, on-line contracts, disclaimers, and relations with credit card transaction service providers to guarantee good customer relations.

Business-to-Business Relationships

In addition to conventional media advertising, we intend to advertise on the Internet through one or more Internet Service Providers. In negotiating with these providers, we intend to achieve maximum efficiency in marketing to Internet consumers by negotiating an appropriate fee mechanism with the service provider(s). Negotiations are currently taking place with at least one Service Provider.

In our Internet marketing, advertising and consumer information efforts, we are sensitive to the need to avoid potential liability to third parties for, among other things, inadvertent infringement of intellectual property rights. Accordingly, we intend to minimize our potential liability by, among other things, negotiating appropriate indemnification provisions with contracting third parties and by adopting appropriate policies and procedures regarding the removal of allegedly defamatory, infringing, or otherwise inappropriate materials from our website.

We may be deemed a "service provider" within the meaning of the federal Digital Millennium Copyright Act ("DMCA"). If so, we intend to take advantage of the DMCA provisions whenever possible and practicable. These provisions will help minimize potential liability under the federal Copyright Act for allegedly infringing material posted on, or accessed through, our website.

Internet Taxation

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet. Some states have also taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access and discriminatory taxes on electronic commerce, existing state and local laws were expressly excepted from this moratorium. Furthermore, once this moratorium is lifted, federal and state taxes may be imposed upon Internet commerce. This legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of Internet commerce. This would adversely affect our opportunity to derive financial benefit from these activities.

Domain Names

While a domain name is technically a Company's Internet "address," it also serves as part of the Company's identity. For this reason, we have registered the domain names IDMedical.net and IDMedical.org. to prevent third party registration and use of our name on the Internet. Domain names have been the subject of significant trademark litigation in the United States. Third parties may bring claims for infringement against us for the use of our domain name or in respect of our .net and .org registrations.

The current system for registering, allocating, and managing domain names has been the subject of both litigation and proposed regulatory reform. As a result, there can be no assurance that our domain names will retain their value. Therefore, we may have to obtain new domain names in addition to or in lieu of our current domain names if such litigation or reform efforts result in a restructuring of the current system.

Jurisdiction

The Internet has a global reach. It is possible that, although our transmissions over the Internet originate primarily in the State of Colorado, other state and foreign governments might attempt to regulate Internet activity and our transmissions or take action against us for violations of their laws. Violations of these laws may be alleged or charged by state or foreign governments. In addition, these laws may be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, operational results, and financial condition.

Compliance with Applicable Laws

We intend to keep abreast of legal developments regulating business conduct on the Internet so as to ensure continuing compliance with applicable laws.

LEGAL PROCEEDINGS

We are not a party to any current or pending legal proceedings.


DESCRIPTION OF PROPERTY

We do not own any real estate. Our current headquarters consist of approximately 1,100 square feet of rented office space in Dover, Delaware. We also maintain administrative offices in 200 square feet of rented office space in Boulder, Colorado.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

(a)      Market Information

There is currently no market for our stock and there never has been. There are currently no shares of common stock eligible for resale under Rule 144. The shares being registered under this registration statement are the only ones we have agreed to register for securityholders. We are not offering or proposing to offer any shares of common stock publicly; the shares being registered under this registration statement are for resale by selling securityholders only.

(b)      Holders

As of December 1, 2000, there were 82 holders of record of our common stock.

(c)      Dividends

We have paid no cash dividends on our common stock and management does not anticipate that dividends will be paid in the foreseeable future.


PLAN OF OPERATION

As a development stage company, we had minimal revenues of $106.00 from our inception in June 1999 through September 30, 2000. To date, our primary expenditures have been limited to the October 2000 lease of two servers at a combined cost of approximately $30,000. While certain members of management have made capital contributions in the past, they are under no legal obligation to make additional capital contributions in the future.

Presently, management projects that our cash requirements over the next twelve months will be approximately $600,000. All capital purchases will be leased to reduce cash outflow. A dedicated development server and a PC for use in maintenance functions will be leased, at a combined cost of approximately $15,000. The production software being developed by CB Technologies, which is scheduled for completion in time for an early December 2000 release, is estimated to cost approximately $230,000. Management believes we can satisfy our cash requirements until approximately October 2001.

After October 2001, we will need to either realize additional revenue from our business activities or raise additional funds to meet our cash requirements. This additional funding may come from the sale of our common or preferred stock, from governmental or private investment organizations, or from banks. There can be no guarantee that we will be successful in securing additional financing should the need arise. Failure to do so may prevent us from expanding our operations or pursuing other aspects of our business plan. Such a failure may ultimately result in IDMedical being forced to cease operations, resulting in a loss to our investors.

Our marketing program will be implemented after our full production software is in place in January 2001. Although no assurances can be given, management believes, based on the amount of interest generated during our beta-testing and test-marketing period, that revenue from future operating activities will be sufficient to meet some or all of our projected cash requirements over the next twelve months. At a minimum, management believes revenues should help partially offset our cash requirements, thus reducing the amount of additional funds we will need to raise.

We are not in the manufacturing business and do not expect to make any capital purchases of a plant or significant equipment in the next twelve months.

During the next twelve months, we expect to hire additional employees to implement our plan of operation and business strategies. We anticipate hiring three full-time employees, with any remaining employees being part-time, including professional, technical, and support personnel. All sales personnel will be hired strictly on a commission and expense basis. These expenses are anticipated to total approximately $500 per employee, per month.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS OF THE COMPANY

We have a board of directors comprised of four members. Each director holds office until the next annual shareholder meeting or until a successor is elected or appointed. The members of our board of directors are:

                                                                        Director of
         Directors                                Age                  Company Since
         ---------                                ---                  -------------
         Dr. Richard J. Schaller, Sr.              59                   June, 1999
         Neil A. Cox                               51                   June, 1999
         Dr. Richard J. Schaller, Jr.              35                   June, 1999
         Dr. Vincent E. Schaller                   34                   June, 1999


DR. RICHARD J. SCHALLER, SR. earned his Ph.D. in Engineering from Drexel University in 1971. He worked in various engineering and management positions for several Fortune 500 companies, including Westinghouse Electric Corp. and Air Products & Chemicals. His most recent work experience was primarily in the information technology area, where he applied computer hardware and software to solve industrial problems. In 1993, Dr. Schaller founded the S&L Group, which applied computer systems for electronic billing to insurance companies for medical claims. From 1996 to the present, Dr. Schaller served as President of Apex Affiliates Inc., a consulting organization.

NEIL A. COX graduated from West Texas State University with a B.B.A. From 1971 to 1974, he served as a First Lieutenant in the United States Army. From 1974 to the present, Mr. Cox worked as a registered stockbroker at Rocky Mountain Securities and Investments, Inc., located in Denver, Colorado. He has also worked as an independent insurance broker. He is currently a director of Rocky Mountain Securities and Investments, Inc. In accordance with Article III,
Section 40 of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice regarding outside business activities, Rocky Mountain Securities & Investments, Inc. has no relationship or affiliation with IDMedical or IDMedical's proposed operations.

DR. RICHARD J. SCHALLER, JR. graduated from Muhlenberg College in 1986 with a BS in Biology and Natural Science. He graduated from Penn State University College of Medicine with a Medical Degree in 1990. He graduated from the Eastern Virginia Graduate School of Medicine in 1994, where he served as Chief Resident from 1993 to 1994. Since 1994, Dr. Schaller has practiced as an emergency physician at Memorial Hospital of Burlington County in Mount Holly, New Jersey, as well as Overlook Hospital in Summit, New Jersey. Dr. Schaller is a medical director of Complete Care Inc., a multi-disciplinary medical practice located in Scotch Plains, New Jersey. He is currently a clinical instructor of emergency medicine with the University of Medicine and Dentistry of New Jersey. In 1994, Dr. Schaller was given the only award for "Clinical Excellence in Emergency Medicine" by the EMRA (Emergency Medicine Residents Association). He was selected for this national award from 3,000 resident doctors nationwide.

DR. VINCENT SCHALLER graduated Phi Beta Kappa from Muhlenberg College with a BS in Biology and Natural Sciences. He graduated AOA in 1993 from the Milton S. Hershey Medical Center at Penn State University College of Medicine in Hershey, Pennsylvania. In 1996, Dr. Schaller completed his internship and residency training in Family Practice at the Hunterdon Medical Center in Flemington, New Jersey. Dr. Schaller is Board Certified in Family Practice with full staff privileges at the Kent General Hospital campus of the Bayhealth Medical Center in Dover, Delaware. His inpatient and outpatient privileges include the NICU, nursery, pediatrics, general medicine, intensive care, and cardiac care. Dr. Schaller is a partner in private practice at Dover Family Physicians PA in Dover, Delaware. He is also the Chairman of the Cancer Research Committee for Delaware State University and the Bayhealth Medical Center, and is serving on the Regional Board of Directors for the American Cancer Society.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their respective positions are as follows:

         o Richard J. Schaller, Sr., a director, has served as President since June 1999.

         o Neil A. Cox, a director, has served as Vice President, Treasurer and Secretary since June 1999.

SIGNIFICANT EMPLOYEES OF THE COMPANY

In August, 2000, we appointed Phillip Gatto as our Chief Technical Officer. Mr. Gatto, 61, graduated from Pennsylvania Military College with a BS in Electrical Engineering. He also completed advanced degree work at Drexel University and the University of Corpus Christi. Mr. Gatto began his career as a systems engineer for the U.S. Navy, overseeing the installation of tactical data systems on numerous ships. He then worked as a computer systems design engineer for NASA at the Goddard Space Flight Center. From 1975 to 1982, Mr. Gatto was a regional sales manager for Honeywell Information Systems and a marketing manager for AT&T. In 1982, he started working as the director of national accounts operation for Amperif Corporation. While at Amperif, Mr. Gatto was responsible for servicing the AT&T and Bell Operating Companies' national accounts. From 1986 to 1996, Mr. Gatto worked as Principal for Business Procurement Inc. (BPI). While at BPI, he was in charge of the company's finances and oversaw the implementation of various computer networks. From 1996 to the present, Mr. Gatto served as Director of Business Development for Business Technology Center (BTC) at West Chester University. His duties at BTC include securing business relationships for the company, designing the company's website, and serving as a project manager on several key projects.

We have no other significant employees.

FAMILY RELATIONSHIPS

Richard J. Schaller, Sr., President and director of IDMedical, is the father of Dr. Richard J. Schaller Jr. and Dr. Vincent E. Schaller, both directors.

Neil A. Cox, our Vice President, Treasurer, Secretary and a director, is the brother-in-law of Richard J. Schaller, Sr.


OWNERSHIP OF SECURITIES BY BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 1, 2000, the stock ownership of each person known by us to be the beneficial owner of 5% or more of our common stock, each executive officer and director individually, and all executive officers and directors as a group. No other class of voting securities is outstanding. We believe each person has sole voting and investment power over the shares, except as noted.

=================================================================================================================
                                                      Amount and Nature of
Name and Address of Beneficial Owner (1)            Beneficial Ownership (1)          Percent of Class (2)
-----------------------------------------------------------------------------------------------------------------
Richard J. Schaller, Sr. (3)                               1,850,000                          18.63%
-----------------------------------------------------------------------------------------------------------------
Neil A. Cox                                                1,839,000                          18.51%
-----------------------------------------------------------------------------------------------------------------
Dr. Richard J. Schaller, Jr. (3)                           1,850,000                          18.63%
-----------------------------------------------------------------------------------------------------------------
Dr. Vincent E. Schaller (3)                                1,850,000                          18.63%
-----------------------------------------------------------------------------------------------------------------
Includes all officers and directors of the                 7,389,000                          74.40%
Company as a group (4 persons)
=================================================================================================================

----------

(1) Unless otherwise indicated, all shares are beneficially owned by the persons named. The address of each person is 4333 N. 30th Street, Boulder, Colorado 80301.

(2) Based upon 9,931,500 shares outstanding at December 1, 2000, plus the amount of shares each person or group has the right to acquire within 60 days under options, warrants, rights, conversion privileges, or similar obligations.

(3) Richard J. Schaller, Sr. is the father of Dr. Richard J. Schaller, Jr. and Dr. Vincent E. Schaller. Each would be deemed to have beneficial ownership of the shares owned by the other two. For purposes of this chart, however, their ownership is indicated individually.


EXECUTIVE COMPENSATION

The following information discloses all plan and non-plan compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the four highest paid executive officers of IDMedical.

SUMMARY COMPENSATION TABLE

We did not pay or accrue any compensation to or for our Chief Executive Officer or any other executive officers of IDMedical during the fiscal year ended December 31, 1999. Therefore, this table has been omitted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

This table has been omitted, as we did not grant any stock options or stock appreciation rights during 1999.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION/SAR VALUES

This table has been omitted, as no stock options were exercised during fiscal year 1999.

LONG-TERM INCENTIVE PLANS ("LTIP") - AWARDS IN LAST FISCAL YEAR

This table has been omitted, as no executive officers received awards under any LTIP during fiscal year 1999.

COMPENSATION OF DIRECTORS

We did not pay any compensation to our directors for service provided as a director during fiscal year 1999. There are no formal or informal understandings or arrangements relating to compensation. However, directors may be reimbursed for all reasonable expenses incurred by them in conducting our business. These expenses include out-of-pocket expenses for a variety of items including travel, telephone, postage, and Federal Express charges.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

Our board of directors has complete discretion as to the appropriateness of:

         (a)      key-man life insurance;

         (b)      officer and director liability insurance;

         (c) employment contracts with and compensation of executive officers and directors;

         (d)      indemnification contracts; and

         (e)      incentive plans to award executive officers and key employees.

Our board of directors is responsible for reviewing and determining the annual salary and other compensation of our executive officers and key employees. Our goals are to align compensation with business objectives and performance and to attract, retain, and reward executive officers and other key employees who contribute to the long-term success of IDMedical. In the future, executive compensation may include, without limitation, cash bonuses, stock option grants, and stock reward grants. In addition, we may institute a pension plan or similar retirement plans.

EMPLOYEE BENEFIT AND CONSULTING SERVICES COMPENSATION PLANS

We currently have in effect one Employee Benefit and Consulting Services Compensation Plan, known as the 1999 IDMedical.com, Inc. Stock Option Plan. The plan covers 1,312,000 shares of common stock, none of which have been registered. Under this plan, a total of 250,000 options to purchase common stock at $0.10 per share and 110,000 options to purchase common stock at $1.10 have been granted to date. Of these amounts, 61,000 options have been exercised.

Under the plan, we may issue shares of common stock or grant options to purchase common stock to qualified consultants, advisors, officers, directors and employees of IDMedical. The purpose of the plan is to promote the best interests of IDMedical and its stockholders by providing a means of non-cash remuneration to eligible participants who contribute to the operating progress of the Company. The board of directors or a committee of directors administers the plan and has the discretion to determine from time to time:

         o        the eligible participants to receive an award;

         o the number of shares of stock issuable directly or to be granted in accordance with options;

         o the price at which the option may be exercised, or the price per share in cash, cancellation of fees, or other payment for which we are liable if a direct issue of stock is involved; and

         o        all other terms on which each option will be granted.

The total number of shares of common stock reserved for issuance under this plan may be increased only by a resolution of the board of directors and an amendment to the plan. Additional shares reserved for the plan will be either authorized and unissued common stock or reacquired common stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND ORGANIZATION OVER THE LAST FIVE YEARS

Our founders are Richard J. Schaller Sr., President and director; Neil A. Cox, Vice President, Secretary, Treasurer and director; Dr. Richard J. Schaller Jr., director; and Dr. Vincent E. Schaller, director. On June 28, 1999 each founder was issued 1,850,000 shares of IDMedical.com common stock for their capital contribution of $10,000 each.

SELLING SECURITYHOLDERS

The following table lists the names of the selling securityholders; the number of shares of common stock beneficially owned by them as of December 1, 2000; the maximum number of shares each may offer; and the number of shares of common stock beneficially owned by each selling securityholder after the offering, assuming all shares are sold. The number of shares sold by each selling securityholder may depend upon a number of factors, including the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with IDMedical.com.


                                                             MAXIMUM                           SHARES
                                     SHARES                  SHARES                            BENEFICIALLY
                                     BENEFICIALLY            OFFERED IN                        OWNED AFTER
NAME OF SELLING                      OWNED PRIOR             OFFERING                          OFFERING
SECURITYHOLDER                       TO OFFERING (1)         NUMBER            NUMBER          PERCENT
--------------                       ---------------         ------            ------          -------
John and Christine L. Acampora              10,000           10,000                 0                0
Salvatore and Angela Accordino               5,000            5,000                 0                0
Alliance Financial Network, Inc. (2)       775,000 (3)      775,000 (3)             0                0
Karen and Paul Aubrey                        1,000            1,000                 0                0
Augustine Fund, LP                         500,000          500,000                 0                0
David P. Bascelli                           28,500 (4)        3,500            25,000                *
William C. Bossung (2)                     775,000 (5)      775,000 (5)             0                0
Donald S. Calahan                            1,000            1,000                 0                0
Robert Cooper                                1,000            1,000                 0                0
Alan L. Cox                                  1,000            1,000                 0                0
Andrea M. Cox                                1,000            1,000                 0                0
Cara G. Cox                                  1,000            1,000                 0                0
Carol A. Cox                                 1,000            1,000                 0                0
Christopher A. Cox                           1,000            1,000                 0                0
Gary I. Cox                                  1,000            1,000                 0                0
Gregory I. Cox                               1,000            1,000                 0                0
Jonathan L. Cox                              1,000            1,000                 0                0
Patrick A. Cox                               1,000            1,000                 0                0
Leonard S. Cutler                            5,000            5,000                 0                0
Richard Cutler and Susan Leon                5,000            5,000                 0                0
Frank P. and Dolores Cymbala                 1,000            1,000                 0                0
Devenshire Management Corporation        1,550,000 (6)    1,550,000 (6)             0                0
Antoinette M. Du Biel                       10,000           10,000                 0                0
Edward Du Biel                              10,000           10,000                 0                0
Marie Antoinette Du Biel                     1,000            1,000                 0                0
Douglas F. Fleet                            10,000           10,000                 0                0
Futro & Associates, P.C.                   250,000          250,000                 0                0
George G. Andrews Revocable Trust -
George G. Andrews - Trustee                  3,000            3,000                 0                0
Rosemarie B. Greco                          50,000           50,000                 0                0
Mark and Ellen Harris                        2,500            2,500                 0                0
John N. Harris                             215,000          215,000                 0                0
Ken Heng                                    20,000           20,000                 0                0
Denise E. Hollis                             1,000            1,000                 0                0
Howard E. Hudson, Jr.                       25,000           25,000                 0                0
Humane Society of Boulder Valley             1,000            1,000                 0                0
JAKL Company                                 2,000            2,000                 0                0
J. Paul Consulting Corp.                     5,000            5,000                 0                0
Paul J. Kaitz                                2,500            2,500                 0                0
Michael and Donna Klein                     50,000           50,000                 0                0
Joseph E. Kovarik                            3,000            3,000                 0                0
Richard C. Kuesan                            3,000            3,000                 0                0

                                           MAXIMUM SHARES
                                           SHARES              SHARES                           BENEFICIALLY
                                           BENEFICIALLY        OFFERED IN                       OWNED AFTER
NAME OF SELLING                            OWNED PRIOR         OFFERING                         OFFERING
SECURITYHOLDER                             TO OFFERING (1)     NUMBER          NUMBER           PERCENT
--------------                             ---------------     ------          ------           -------
Edward A. Kurek III and Lisa Kurek             3,000            3,000            0                0
Mark Ladzinski                                 5,000            5,000            0                0
Colin Milner                                   2,000            2,000            0                0
David and Theresa Moitozo                     10,000           10,000            0                0
Juan Antonio Moran                             1,000            1,000            0                0
Marsha Jean Murphy                             1,000            1,000            0                0
Elizabeth A. O'Donnel                          1,000            1,000            0                0
Brad M. Pacella                               10,000           10,000            0                0
Deborah E. Pacella                            50,000           50,000            0                0
Gerald M. and Doris L. Pacella                10,000           10,000            0                0
Gerald R. Pacella                             50,000           50,000            0                0
Marc A. Pacella                               10,000           10,000            0                0
Vaughn Paul                                    3,000            3,000            0                0
Patricia H. Plath                              3,000            3,000            0                0
Michael D. Rogers                              9,000            9,000            0                0
Allen J. and Randi S. Salm                    15,000           15,000            0                0
Laurence A. Shadek                            25,000           25,000            0                0
Anne M. Sieg                                   2,000            2,000            0                0
Audrey J. Smith                                1,000            1,000            0                0
Paul E. Soll                                 125,000          125,000            0                0
St. Mary Magdalene Episcopal Church            1,000            1,000            0                0
Stagecoach Company                             1,000            1,000            0                0
Dale Stonedahl                                 1,000            1,000            0                0
Tammy Stonedahl                                1,000            1,000            0                0
Sandra A. Streeter                            10,000           10,000            0                0
Ann M. Takahasi-Elliot                         1,000            1,000            0                0
James W. Toot                                 10,000           10,000            0                0
Russel Trier                                  25,000           25,000            0                0
Mattheos and Efnosini Tsibogoi                16,000           16,000            0                0
Bonnie R. Tuttle                               5,000            5,000            0                0
Harold Tuttle                                  5,000            5,000            0                0
Yucca Flats Company                            3,000            3,000            0                0
H. John and Shirley L. Zarra                  10,000           10,000            0                0

*  Represents less than one percent.


(1) Unless otherwise indicated, each person has sole investment and voting power with respect to their shares. The percentage of outstanding shares held by each selling securityholder as of December 1, 2000 includes any security the person has the right to acquire within 60 days of December 1, 2000. However, such securities are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) William C. Bossung is a principal of Alliance Financial Network, Inc., and each would be considered to have beneficial ownership of the shares of the other. For purposes of this table, however, the shares owned by each are listed separately.

(3) Includes 562,500 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February 3, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, they are being included in the table.

(4) Includes 25,000 shares issuable upon the exercise of options granted under the 1999 IDMedical.com Stock Option Plan. These options may be exercised at any time by paying the option price.

(5) Includes 562,500 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February 3, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, they are included in the table.

(6) Includes 1,125,000 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February 3, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, they are included in the table.

We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees (if any), and fees and disbursements of our counsel in connection with this offering. However, the selling securityholders will pay any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel.

In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders, and some affiliated parties against particular liabilities in connection with this offering, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling IDMedical, against a variety of liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling IDMedical, we have been informed that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


PLAN OF DISTRIBUTION

The selling securityholders may periodically sell all or a portion of their shares in private transactions or, if a market for the common stock develops, on the OTC Bulletin Board or other exchange. These sales may be at fixed prices that are subject to change, at prevailing market prices, at prices related to the market price, or at negotiated prices. The selling securityholders may sell their shares by one or more of the following methods, without limitation:

         (a) block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account according to this prospectus;

         (c) an exchange distribution in accordance with the rules of the exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e)      privately negotiated transactions;

         (f)      short sales; or

         (g)      a combination of these selling methods.

All selling securityholders have advised us that they purchased the shares in the ordinary course of business and at the time the selling securityholders purchased the shares they were not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

In carrying out sales, brokers and dealers employed by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may also receive commissions or discounts from the selling securityholders in amounts to be negotiated that are not expected to exceed those customary in these types of transactions. Broker-dealers acting as agents for purchasers may receive commissions from these purchasers.

Broker-dealers may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share. If the broker-dealers are unable to sell these shares while acting as agent for selling securityholders, they may purchase any unsold shares as principal at the price required to fulfill their commitment to the selling securityholders. Broker-dealers who acquire shares as principal may resell these shares in future transactions in the over-the-counter market or otherwise (including block transactions and sales to and through other broker-dealers). The shares may be sold at prices and terms prevailing at the time of sale, at prices related to the current market price, or at negotiated prices. Broker-dealers may pay or receive commissions from purchasers in connection with these resales (as described above). The selling securityholders may also sell their shares in accordance with Rule 144 of the Securities Act, rather than under this prospectus.

The selling securityholders and any broker-dealers or agents that participate with the selling securityholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. If so, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time the selling securityholders may engage in the following transactions involving our securities or derivatives of our securities, if a market develops which allows for these types of transaction:

         - "Short sale" - a sale of securities that the seller does not own, or any sale accomplished by the delivery of a security borrowed by or for the seller.

         - "Short sale against the box" - a short sale entered into by a seller who already owns the securities sold short and who generally intends to deliver those securities to close the short sale.

The sale of a significant amount of IDMedical.com common stock may reduce the price of our stock and encourage short sales. Short sales by investors or other parties could, if done in sufficient quantities, place further downward pressure on the price of our common stock.

Selling securityholders may also sell and deliver their shares in connection with these transactions or in settlement of securities loans. From time to time the selling securityholders may pledge their shares according to the margin provisions of the customer agreements with their brokers. Upon default by the selling securityholders, the brokers may periodically offer and sell the pledged shares.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling securityholders against a variety of losses, claims, damages, and liabilities, including liabilities under the Securities Act.


USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock, but we may receive proceeds from the exercise price of the warrants. If we do receive such proceeds, we will consider then additional working capital.


DESCRIPTION OF SECURITIES

CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 1,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

There are currently 9,931,500 shares of our common stock outstanding.

Each holder of common stock receives one vote for each share held on all matters to be voted upon by the shareholders generally. The shares do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors. If this occurs, the holders of the remaining shares would not be able to elect a single director.

Holders of common stock are entitled to receive pro-rata dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. This right is subject to the rights of any holders of preferred stock. However, we presently intend to reinvest any earnings instead of paying cash dividends to holders of common stock. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

There are currently no shares of our preferred stock outstanding.

Preferred stock may be divided into and issued in one or more series, as may be determined by our board of directors. The board of directors may, without further shareholder action, determine the following regarding our preferred stock:

         o        dividend rates;

         o        liquidation preferences;

         o        redemption provisions;

         o        sinking fund provisions;

         o        conversion rights;

         o        voting rights; and

         o other rights, preferences, privileges, and restrictions of any wholly unissued series of preferred stock and the number of shares constituting this series.

In addition, preferred stock may have other rights, including voting and economic rights, senior to the common stock. The issuance of preferred stock could adversely affect the market value of our common stock. The creation of one or more series of preferred stock also may have the effect of delaying, deferring, or preventing a change in control of IDMedical without any action by shareholders.

WARRANTS

There are 2,250,000 warrants outstanding at this time. Of this amount, 1,250,000 have an exercise price of $1.10 per share and 1,000,000 have an exercise price of $2.00 per share. The warrants, held by three individuals, give their holder the right to purchase one share of common stock. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005.

If a capital adjustment, reorganization, merger, sale of assets, or other significant event identified in the warrant agreement occurs, the exercise price of the warrants will be adjusted, enabling the holder of the warrants to purchase additional shares of common stock so that:

         (i) the total number of shares of common stock the holder may purchase, multiplied by

         (ii)     the adjusted purchase price per share, equals

         (iii) the dollar amount of the total number of shares of common stock the holder was entitled to purchase before adjustment multiplied by the total purchase price before adjustment.

INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under the Colorado Business Corporation Act, our Articles of Incorporation (as amended) or Bylaws, or otherwise. However, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

If a claim for indemnification against liabilities is made by a director, officer, or controlling person in connection with the securities being registered, we will ask a court of appropriate jurisdiction to determine if this indemnification is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of this issue. This action will not be necessary if, in the opinion of our corporate counsel, controlling precedent has settled the question.

Expenses incurred or paid by a director, officer, or controlling person of IDMedical in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not engaged new accountants and there have been no disagreements with our accountants regarding matters of accounting or financial disclosure.


LEGAL MATTERS

The validity of the securities offered by this prospectus is being passed upon for the company by Futro & Trauernicht, LLC, 1401 - 17th Street, 11th Floor, Denver, CO 80202. Futro and Associates, P.C., a member of Futro & Trauernicht, LLC, owns 250,000 shares of common stock and is listed as a selling shareholder in this prospectus.


WHERE YOU CAN FIND MORE INFORMATION

Presently, we are not a reporting company. Therefore, we are not required to deliver an annual report to our shareholders.

You may request a copy of any information incorporated by reference in this prospectus, at no cost, by writing or calling us at:


                               IDMEDICAL.COM, INC.
                               4333 N. 30TH STREET
                             BOULDER, COLORADO 80301
                             TELEPHONE: 303/447-8638

You may read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We are electronic filers with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that electronically file with the SEC. The SEC's Internet site may be found at http://www.sec.gov.

FINANCIAL STATEMENTS

Our audited financial statements as of December 31, 1999 and as of September 30, 2000 included in this prospectus have been audited by Cordovano and Harvey, P.C., Denver, Colorado, an independent public accounting firm, as indicated in its report with respect to these statements. The financial statements are included in this document in reliance upon the authority of Cordovano and Harvey, P.C., as experts in accounting, auditing and in giving these reports.

Our Financial Statements and Independent Auditor's Report for the year ended December 31, 1999 and for the period ended September 30, 2000 are included.

DEALER PROSPECTUS DELIVERY OBLIGATION

ALL DEALERS THAT PERFORM TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should only rely on the information or representations contained in this prospectus. We have not authorized anyone to provide you with different information. Do not assume that the information in this prospectus is accurate after the date on the cover.

This common stock may not be offered in states where these types of offers are not permitted.

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY
                         INDEX TO FINANCIAL STATEMENTS)


                                                                                                   Page
                                                                                                   ----
Independent auditors' report.......................................................................F-2

Balance sheets, at September 30, 2000 and December 31, 1999........................................F-3

Statements of operations, for the nine months ended September 30, 2000, for the period from June 17, 1999 (inception) through December 31, 1999 and for the period from June 17, 1999 (inception) through September, 2000..........................F-4

Statement of changes in shareholders' equity from June 17, 1999 (inception)
    through September, 2000........................................................................F-5

Statements of cashflows, for the nine months ended September 30, 2000, for the period from June 17, 1999 (inception) through December 31, 1999 and for the period from June 17, 1999 (inception) through September 30, 2000.......................F-6


Notes to  financial statements.....................................................................F-7

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              Financial Statements
                       (With Independent Auditors' Report)

                    September 30, 2000 and December 31, 1999
















                           Cordovano and Harvey, P.C.
                          Certified Public Accountants
                                Denver, Colorado

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
IDMEDICAL.COM, Inc.


We have audited the accompanying balance sheets of IDMEDICAL.COM, Inc. (a development stage company) as of September 30, 2000 and December 31, 1999, and the related statements of operations, changes in shareholders' equity, and cash flows for the nine months ended September 30, 2000, for the period from June 17, 1999 (inception) to December 31, 1999, and for the period from June 17, 1999 (inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDMEDICAL.COM, Inc. as of September 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the nine months ended September 30, 2000, for the period from June 17, 1999 (inception) through December 31, 1999, and for the period from June 17, 1999 (inception) to September 30, 2000 in conformity with generally accepted accounting principles.


/s/ CORDOVANO AND HARVEY, P.C.
-------------------------------

Cordovano and Harvey, P.C.
Denver, Colorado
December 1, 2000

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                               BALANCE OF SHEETS

                                                                                     September 30,     December 31,
                                                                                         2000              1999
                                                                                     ------------      ------------

                                         ASSETS


Current Assets:
    Cash and cash equivalents (Note 2) .........................................     $    846,321      $     15,558
    Prepaid expenses ...........................................................            3,936                --
                                                                                     ------------      ------------
         Total current assets ..................................................          850,257            15,558

Property and Equipment, net of accumulated depreciation
    and amortization of $3,106 and $-0-, respectively (Notes 1, 2) .............           19,287                --

Intangible assets, net of accumulated amortization of $764 and $-0-,
    respectively (Notes 1, 2) ..................................................           45,871             7,924

Other Assets (Notes 1, 2) ......................................................           11,300            18,731
                                                                                     ------------      ------------
                                                                                     $    926,715      $     42,213
                                                                                     ============      ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
    Accounts payable, trade ....................................................     $     28,299      $     15,352
    Unearned Revenue ...........................................................              826                --
    Capital lease payable (Note 2) .............................................            3,176                --
                                                                                     ------------      ------------
         Total current liabilities .............................................           32,301            15,352
                                                                                     ------------      ------------

Shareholders' equity (Note 3):
    Preferred stock, $.001 par value, 1,000 shares
       authorized, -0- and -0- shares issued and outstanding, respectively .....               --                --
    Common stock, $.001 par value, 100,000,000 shares authorized,
       9,931,500 and 8,750,000 shares issued and outstanding, respectively .....            9,931             8,750
    Additional paid-in capital .................................................        1,377,525           168,364
    Outstanding common stock options of 299,000 and 250,000, respectively ......            2,068               500
    Outstanding warrants of 2,250,000 and -0-, respectively ....................          243,250                --
    Deferred compensation ......................................................         (243,250)               --
    Deficit accumulated during the development stage ...........................         (495,110)         (150,753)
                                                                                     ------------      ------------
         Total shareholders' equity ............................................          894,414            26,861
                                                                                     ------------      ------------
                                                                                     $    926,715      $     42,213
                                                                                     ============      ============



                 See accompanying notes to financial statements

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                                       June 17, 1999     June 17, 1999
                                                                                         (inception)      (inception)
                                                                    For the Nine          Through           Through
                                                                    Months Ended        December 31,      September 30,
                                                                 September 30, 2000        1999              2000
                                                                 ------------------    ------------      ------------
Revenue, net ...............................................     $        106          $         --      $        106

Selling, general and administrative expenses:
    Compensation contributed (Note 6) ......................           94,800               123,870           218,670
    Sales and marketing ....................................            8,566                    51             8,617
    Stock-based compensation, legal (Note 3) ...............               --                 5,000             5,000
    Stock-based compensation, consulting (Note 3) ..........            1,690                 6,244             7,934
    Organization costs .....................................               --                 1,000             1,000
    Software ...............................................           10,569                11,083            21,652
    Depreciation and amortization ..........................            3,870                    --             3,870
    Personnel ..............................................           95,490                    --            95,490
    Printing ...............................................           23,143                 2,342            25,485
    Consulting .............................................           23,443                    --            23,443
    ravel and entertainment ................................           28,005                    --            28,005
    Other ..................................................           60,808                 1,163            61,971
                                                                 ------------          ------------      ------------
         Loss before interest income
           and income taxes ................................         (350,278)             (150,753)         (501,031)

Interest income ............................................            5,921                    --             5,921

Income taxes (Note 4) ......................................               --                    --                --
                                                                 ------------          ------------      ------------
         Net loss ..........................................     $   (344,357)         $   (150,753)     $   (495,110)
                                                                 ============          ============      ============

Basic and diluted loss per common share ....................     $      (0.04)         $      (0.02)
                                                                 ============          ============

Basic and diluted weighted average
    number of common shares outstanding ....................        9,597,286             7,464,286
                                                                 ============          ============


                 See accompanying notes to financial statements

                              IDMEDICAL.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY




                                                                         Preferred Stock                   Common Stock
                                                                   ----------------------------    ----------------------------
                                                                      Shares        Par Value        Shares         Par Value
                                                                   ------------    ------------    ------------    ------------

June 17, 1999 (inception) .....................................              --    $         --              --    $         --

June 17, 1999 (inception) through December 31, 1999,
               contributed services (Note 6) ..................              --              --              --              --

July 1999, sale of founders stock at
               $.0054 per share ...............................              --              --       7,400,000           7,400

July 1999, stock issued for services valued
               at the value of the services (Note 3) ..........              --              --       1,100,000           1,100

August 1999, sale of common stock at
               $.01 per share .................................              --              --         250,000             250

October 1999, options granted to purchase 250,000
               shares of common stock (Note 3) ................              --              --              --              --

Net loss for the period .......................................              --              --              --              --
                                                                   ------------    ------------    ------------    ------------
                                Balance, December 31, 1999 ....              --              --       8,750,000           8,750

January 1 through June 30, 2000,
               contributed services (Note 6) ..................              --              --              --              --

February 2000, capital contributed
               by officers ....................................              --              --              --              --

August 2000, options granted to purchase 110,000
               shares of common stock (Note 3) ................              --              --              --              --

August 2000, warrants granted to purchase 2,250,000
               shares of common stock (Note 3) ................              --              --              --              --

September 2000, sale of common stock at
               $1.00 per share pursuant to private offering,
               net of offering costs of $21,180 (Note 3) ......              --              --       1,120,500           1,120

September 2000, exercise of stock options at
               $.10 per share (Note 3) ........................              --              --          61,000              61

Net loss for the period .......................................              --              --              --              --
                                                                   ------------    ------------    ------------    ------------
                               Balance, September 30, 2000 ....              --    $         --       9,931,500    $      9,931
                                                                   ============    ============    ============    ============



                                                                   Additional     Outstanding
                                                                    Paid-in       Common Stock      Outstanding      Deferred
                                                                    Capital         Options          Warrants      Compensation
                                                                  ------------    ------------     ------------    ------------
June 17, 1999 (inception) .....................................   $         --    $         --     $         --    $         --

June 17, 1999 (inception) through December 31, 1999,
               contributed services (Note 6) ..................        123,870              --               --              --

July 1999, sale of founders stock at
               $.0054 per share ...............................         32,600              --               --              --

July 1999, stock issued for services valued
               at the value of the services (Note 3) ..........          9,644              --               --              --

August 1999, sale of common stock at
               $.01 per share .................................          2,250              --               --              --

October 1999, options granted to purchase 250,000
               shares of common stock (Note 3) ................             --             500               --              --

Net loss for the period .......................................             --              --               --              --
                                                                  ------------    ------------     ------------    ------------
                                Balance, December 31, 1999 ....        168,364             500               --              --

January 1 through June 30, 2000,
               contributed services (Note 6) ..................         94,800              --               --              --

February 2000, capital contributed
               by officers ....................................         10,000              --               --              --

August 2000, options granted to purchase 110,000
               shares of common stock (Note 3) ................             --           1,690               --              --

August 2000, warrants granted to purchase 2,250,000
               shares of common stock (Note 3) ................             --              --          243,250        (243,250)

September 2000, sale of common stock at
               $1.00 per share pursuant to private offering,
               net of offering costs of $21,180 (Note 3) ......      1,098,200              --               --              --

September 2000, exercise of stock options at
               $.10 per share (Note 3) ........................          6,161            (122)              --              --

Net loss for the period .......................................             --              --               --              --
                                                                  ------------    ------------     ------------    ------------
                               Balance, September 30, 2000 ....   $  1,377,525    $      2,068     $    243,250    $   (243,250)
                                                                  ============    ============     ============    ============


                                                                      Deficit
                                                                     Accumulated
                                                                     During the
                                                                    Development
                                                                       Stage            Total
                                                                    ------------     ------------
June 17, 1999 (inception) .....................................     $         --     $         --

June 17, 1999 (inception) through December 31, 1999,
               contributed services (Note 6) ..................               --          123,870

July 1999, sale of founders stock at
               $.0054 per share ...............................               --           40,000

July 1999, stock issued for services valued
               at the value of the services (Note 3) ..........               --           10,744

August 1999, sale of common stock at
               $.01 per share .................................               --            2,500

October 1999, options granted to purchase 250,000
               shares of common stock (Note 3) ................               --              500

Net loss for the period .......................................         (150,753)        (150,753)
                                                                    ------------     ------------
                                Balance, December 31, 1999 ....         (150,753)          26,861

January 1 through June 30, 2000,
               contributed services (Note 6) ..................               --           94,800

February 2000, capital contributed
               by officers ....................................               --           10,000

August 2000, options granted to purchase 110,000
               shares of common stock (Note 3) ................               --            1,690

August 2000, warrants granted to purchase 2,250,000
               shares of common stock (Note 3) ................               --               --

September 2000, sale of common stock at
               $1.00 per share pursuant to private offering,
               net of offering costs of $21,180 (Note 3) ......               --        1,099,320

September 2000, exercise of stock options at
               $.10 per share (Note 3) ........................               --            6,100

Net loss for the period .......................................         (344,357)        (344,357)
                                                                    ------------     ------------
                               Balance, September 30, 2000 ....     $   (495,110)    $    894,414
                                                                    ============     ============



                 See accompanying notes to financial statements

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS




                                                                                             June 17, 1999     June 17, 1999
                                                                                              (inception)       (inception)
                                                                           For the Nine         Through           Through
                                                                           Months Ended       December 31,     September 30,
                                                                        September 30, 2000       1999              2000
                                                                           ------------      ------------      ------------
Operating activities:
    Net (loss) .......................................................     $   (344,357)     $   (150,753)     $   (495,110)
    Adjustments to reconcile net loss to net cash
    used in operating activities:
      Contributed services ...........................................           94,800           123,870           218,670
      Options granted for services ...................................            1,690               500             2,190
      Stock issued for services ......................................               --            10,744            10,744
      Amortization and depreciation ..................................            3,870                --             3,870
    Changes in current assets and current liabilities:
      Prepaid expenses ...............................................           (3,936)               --            (3,936)
      Unearned Revenue ...............................................              826                --               826
      Accounts payable ...............................................           12,947            15,352            28,299
                                                                           ------------      ------------      ------------
         Net cash used in operating activities .......................         (234,160)             (287)         (234,447)
                                                                           ------------      ------------      ------------

Investing activities:
      Cash paid for copyright ........................................              (61)             (424)             (485)
      Cash paid for trademark ........................................             (525)           (1,935)           (2,460)
      Cash paid for website ..........................................          (38,650)           (7,500)          (46,150)
      Cash paid for patent ...........................................           (8,840)               --            (8,840)
      Equipment purchases ............................................          (17,861)               --           (17,861)
                                                                           ------------      ------------      ------------
         Net cash used in investing activities .......................          (65,937)           (9,859)          (75,796)
                                                                           ------------      ------------      ------------

Financing activities:
      Proceeds from sale of common stock, net of offering costs ......        1,116,116            25,704         1,141,820
      Proceeds from exercise of stock options ........................            6,100                --             6,100
      Lease payments .................................................           (1,356)               --            (1,356)
      Contributed capital (Note 3) ...................................           10,000                --            10,000
                                                                           ------------      ------------      ------------
         Net cash provided by financing activities ...................        1,130,860            25,704         1,156,564
                                                                           ------------      ------------      ------------

Net change in cash ...................................................          830,763            15,558           846,321
Cash and cash equivalents at beginning of period .....................           15,558                --                --
                                                                           ------------      ------------      ------------
         Cash and cash equivalents at end of period ..................     $    846,321      $     15,558      $    846,321
                                                                           ============      ============      ============

Supplemental disclosure of cash flow information:
    Cash paid during the period for:
      Interest .......................................................     $        425      $         --      $        425
                                                                           ============      ============      ============
      Income taxes ...................................................     $         --      $         --      $         --
                                                                           ============      ============      ============

    Non-cash investing and financing activities:
      Equipment purchased under capital lease (Note 2) ...............     $      4,532      $         --      $      4,532
                                                                           ============      ============      ============


                 See accompanying notes to financial statements

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    ORGANIZATION AND BASIS OF PRESENTATION

              IDMEDICAL.COM, Inc. was incorporated on June 17, 1999 to capitalize on the growing demand for online medical records systems through the systematic acquisition of paying members for targeted marketing groups which include corporations, organizations or associations. The goal of the Company is to become the premier national provider of online medical records systems. The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard (SFAS) No. 7.

              Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet services. The Company's future success will be dependent upon its ability to create and provide effective online medical records systems, the continued acceptance of the Internet and the Company's ability to develop and provide new products that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current systems, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

       (b)    USE OF ESTIMATES

              The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (c)    CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents.

       (d)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

       (e)    INTANGIBLE ASSETS

              Intangible assets consist of a copyright and web site and software costs:

              Copyright

              Costs are amortized over the estimated useful life of three years on the straight-line basis.

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


              Web site and Software

              The Company has adopted EITF 00-2, "Accounting for Web Site Development costs." This EITF requires that costs of developing a web site including the costs of developing services that are offered to visitors (chat rooms, search engines, e-mail, calendars, and so forth), and should be accounted for in accordance with AICPA Statement of Position 98-1 "Accounting For the Costs of Computer Software Developed for Internal Use" (SOP 98-1).

              In accordance with the provisions of SOP 98-1 the cost of developing and implementing the Company's internet web site was expensed until the Company determined that the web site would result in future economic benefit and management was committed to funding the project. Any costs incurred during the preliminary project stage such as legal costs associated with the software or web site agreements was expensed. Thereafter, all direct external implementation and development costs were capitalized and amortized using the straight-line method over the remaining estimated useful lives, not exceeding three years. The Company capitalized direct external implementation and development costs of $46,150 and $7,500, respectively, during the nine months ended September 30, 2000 and the period from June 17, 1999 (inception) to December 31, 1999. The Company recorded amortization expense related to the capitalized web site costs of $641 and $-0-, respectively for the nine months ended September 30, 2000 and for the period from June 17, 1999 (inception) to December 31, 1999. Preliminary project stage and post implementation costs were expensed.

       (f)    OTHER ASSETS

              Other assets include various patent and trademark application costs and deferred offering costs. The Company will begin amortizing the patent and trademark costs as the applications are approved. Deferred offering costs consist of legal, accounting and printing costs incurred in connection with the Company's private offering. The deferred costs were offset against the proceeds from the offering, at the closing of the offering.

       (g)    IMPAIRMENT OF LONG-LIVED ASSETS

              The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No.
              121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

       (h)    REVENUE RECOGNITION

              The Company recognizes membership fees ratably over the period of the membership. Fees received in advance are reflected as unearned revenue in the accompanying financial statement.

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


       (i)    SALES AND MARKETING COSTS

              Marketing expense includes the costs of advertising and other general sales and marketing costs. The Company expenses the cost of advertising and promoting its services as incurred.

       (j)    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

              The Company has concentrated its credit risk for cash by maintaining balances in its checking accounts, money market account, and certificate of deposit, which may at times, exceed amounts insured by the U.S. Federal Deposit Insurance Corporation ("FDIC"). The maximum loss that would have resulted from that risk totaled $509,065, at September 30, 2000 for the excess of the deposit liabilities reported by the banks over the $100,000 maximum covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

              The carrying amounts of cash and cash equivalents, accounts payable, and capital lease payable approximate fair value due to the short-term maturity of the instruments.

       (k)    STOCK BASED COMPENSATION

              The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock-based compensation as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

       (l)    LOSS PER COMMON SHARE

              The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") which requires the disclosure of basic and diluted earnings per share. Basic earnings per share is calculated using income available to common shareowners divided by the weighted average of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options or warrants, had been issued. As of September 30, 2000 and December 31, 1999, there were 299,000 and 250,000 vested common stock options outstanding, respectively, which were excluded from the calculation of net income (loss) per share-diluted because they were antidilutive. Also excluded from the calculation of net income (loss) per share-diluted were 2,250,000 warrants granted during the nine months ended September 30, 2000, all of which do not vest until February 3, 2001 and would also be antidilutive.

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


(2)    BALANCE SHEET COMPONENTS





Cash and Cash Equivalents

                                                      September 30,    December 31,
                                                          2000             1999
                                                      ------------     ------------
Main Operating Account ...........................    $    206,367     $     15,558
Checking Account .................................          34,060               --
Money Market Account .............................         302,697               --
Certificate of Deposit ...........................         302,759               --
Card Services Account ............................             438               --
                                                      ------------     ------------
                                                      $    846,321     $     15,558
                                                      ============     ============

Property and equipment

                                                      September 30,      December 31,
                                                           2000              1999
                                                      ------------      ------------
Property and equipment under capital lease .......    $      4,532      $         --
Leasehold improvements ...........................           2,802                --
Furniture and equipment ..........................          15,059                --
                                                      ------------      ------------
                                                            22,393                --
Less accumulated depreciation and amortization ...          (3,106)               --
                                                      ------------      ------------
                                                      $     19,287      $         --
                                                      ============      ============


On April 26, 2000 the Company entered into a one year capital lease agreement whereby the Company is purchasing certain furniture and equipment at a 15% interest rate. Minimum monthly payments under the lease are $445. Principal left to be paid is $3,176.


Intangible Assets

                                             September 30,     December 31,
                                                 2000              1999
                                             ------------      ------------
Web site ...............................     $     46,150      $      7,500
Copyright ..............................              485               424
Less accumulated amortization ..........             (764)               --
                                             ------------      ------------
                                             $     45,871      $      7,924
                                             ============      ============


Other Assets

                                             September 30,    December 31,
                                                 2000             1999
                                             ------------     ------------
Patent .................................     $      8,840     $         --
Deferred offering costs ................               --           16,796
Trademark ..............................            2,460            1,935
                                             ------------     ------------
                                             $     11,300     $     18,731
                                             ============     ============

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


(3)    CAPITAL STOCK

       a)     Common stock

              In July 1999 the Company issued 1,100,000 shares of its $.001 par value common stock in exchange for consulting services valued at $10,744 which is recorded as stock based compensation in the accompanying financial statements. Of this amount $5,000 was attributable to legal fees and $5,744 was for consulting services. The transactions were valued at the value of the services.

              During the period from May 2000 to September 2000, the Company sold 1,120,500 shares of its $.001 par value common stock for $1.00 per share in a private offering pursuant to an exemption from registration under Rule 506 (a) of Regulation D of the Securities Act of 1933, as amended. Net proceeds from the offering totaled $1,099,320, after deducting offering expenses of $21,180.

              In February 2000, officers contributed a total of $10,000 for working capital.

       b)     Preferred stock

              The Company is authorized to issue 1,000 shares of $.001 par value preferred stock. The corporation may divide and issue the Preferred Shares in series. Each Series when issued shall be designated to distinguish them from the shares of all other series. The relative rights and preferences of these series include preference of dividends, redemption terms and conditions, amount payable upon shares of voluntary or involuntary liquidation, terms and condition of conversion as well as voting powers.

       c)     Stock options

              The Company has adopted a non-qualified stock option and stock grant plan for the benefit of key personnel and others providing significant services. An aggregate of 1,312,000 shares of common stock has been reserved under the plan. Options granted pursuant to the plan will be exercisable at a price no less than the market value of the shares of common stock on the date of grant. There were 299,000 and 250,000 options outstanding under this plan as of September 30, 2000 and December 31, 1999, respectively. According to the Company's policy, options granted to non-employees are accounted for under the fair value method, while options granted to employees and directors are accounted for using the intrinsic method. The fair value of the Company's common stock was determined by the board of directors based on contemporaneous equity transactions and other analysis.

              Option Pricing Model

              The fair value of each option granted has been estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of
              5.8 percent, expected volatility of zero percent, expected life of three to five years, and no expected dividends. From June 17, 1999 (inception) to December 31, 1999, the weighted average exercise price and fair value of options granted were $.10 and $.002, respectively on the date of grant for options granted with an exercise price greater than the fair value of the stock. During the nine months ended September 30, 2000, the weighted average exercise price and fair value of options granted was $1.10 and $.169, respectively on the date of grant for options granted with an

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


              exercise price greater than the fair value of the stock. There were no options granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

              The fair value of each warrant granted has been estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.8 percent, expected volatility of zero percent, expected life of three to five years, and no expected dividends. From June 17, 1999 (inception) to December 31, 1999, there were no warrants granted. During the nine months ended September 30, 2000, the weighted average exercise price and fair value of warrants granted was $1.55 and $.1065, respectively on the date of grant for warrants granted with an exercise price greater than the fair value of the stock. There were no warrants granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

              The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

              Options granted to non-employees accounted for under the fair value method

              On October 15, 1999 the Company entered into agreements with seven unrelated third party consultants to provide technical advisory services, software development services, printing services, and graphic services to the Company. The Company granted the consultants fully vested options to purchase 250,000 shares of the Company's common stock. On October 15, 1999 the fair value of the stock was $.0054. The options are exercisable at $.10 and expire on October 14, 2004. The Company determined the fair value of the options in accordance with SFAS 123 to be $.002 and have recorded stock based compensation expense of $500.

              On August 1, 2000 the Company entered into an agreement with one unrelated third party consultant to provide web site consulting services to the Company. The Company granted the consultant fully vested options to purchase 10,000 shares of the Company's common stock. On August 1, 2000 the fair value of the stock was $1.00. The options are exercisable at $1.10 and expire on July 31, 2005. The Company determined the fair value of the options in accordance with SFAS 123 to be $.169 and have recorded stock based compensation expense of $1,690.

              Options granted to employees accounted for under the fair value method

              An employee of the Company was granted an option to purchase 100,000 shares of common stock on August 1, 2000. Had compensation expense been recorded based on the fair value at the grant date, and charged to expense over vesting periods, consistent with the provisions of SFAS 123, the Company's net income and net income per share would have decreased to the pro forma amounts indicated below:

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS


                                                       September 30,     December 31,
                                                           2000              1999
                                                       ------------      ------------
Net loss, as reported ............................     $   (344,357)     $   (150,753)
   Decrease due to:
       Employee stock options ....................          (16,900)               --
       Executive employment options ..............               --                --
                                                       ------------      ------------
Pro forma net income .............................     $   (361,257)     $   (150,753)
                                                       ============      ============

As reported:
Net income per share - basic and diluted .........     $      (0.04)     $      (0.02)
                                                       ============      ============

Pro Forma:
    Net income per share - basic and diluted .....     $      (0.04)     $      (0.02)
                                                       ============      ============


              SUMMARY

              A summary of the Company's stock option awards to purchase shares of common stock as of December 31, 1999 and September 30, 2000 and the changes during the period from June 17, 1999 (inception) to December 31, 1999, and for the nine months ended September 30, 2000:

               Fixed Options                                                  Number
            ----------------------------------------------------------------------------
            Outstanding at June 17, 1999 (inception)                                  --
            Granted......................................................        250,000
            Exercised....................................................             --
            Canceled.....................................................             --
                                                                          --------------
            Outstanding at December 31, 1999.............................        250,000
            Granted......................................................        110,000
            Exercised....................................................        (61,000)
            Canceled.....................................................             --
                                                                          --------------
            Outstanding at September 30, 2000............................        299,000
                                                                          ==============

       d)     Warrants

              On August 1, 2000, the Company entered into agreements with three unrelated third party consultants to provide investment banking services to the Company. The Company granted the consultants warrants to purchase 1,250,000 shares of the Company's common stock at an exercise price of $1.10. On August 1, 2000 the fair value of the stock was $1.00. The warrants are exercisable beginning on February 3, 2001 and expire on February 2, 2005. The Company determined the fair value of the options in accordance with SFAS 123 to be $.121 and has recorded deferred compensation of $151,250.

              Also on August 1, 2000, the Company entered into agreements with the same three unrelated third party consultants as mentioned in the above paragraph. The Company granted the consultants warrants to purchase 1,000,000 shares of the Company's common stock at an exercise price of $2.00. On August 1, 2000 the fair value of the stock was $1.00. The warrants

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS



              are exercisable on February 3, 2001 and expire on February 2, 2005. The Company determined the fair value of the options in accordance with SFAS 123 to be $.092 and have recorded deferred compensation of $92,000.

              A total of 2,250,000 warrants were granted and deferred compensation of $243,250 is recorded in the accompanying financial statements.

       (4)    INCOME TAXES

              A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the nine months ended September 30, 2000, for the period from June 17, 1999 (inception) through December 31, 1999, and for the period from June 17, 1999 (inception) through September 30, 2000:


                                                                          June 17, 1999      June 17, 1999
                                                        Nine months        (inception)        (inception)
                                                          ended              through            through
                                                       September 30,       December 31,      September 30,
                                                           2000               1999               2000
                                                       ------------       ------------       ------------
U.S. statutory federal rate, graduated ...........             8.64%             14.31%             27.56%
State income tax rate, net of federal ............             4.63%              4.63%              3.35%
Net operating loss (NOL) for which
    no tax benefit is currently available ........           (13.27)%           (18.94)%           (30.91)%
                                                       ------------       ------------       ------------
                                                               0.00%              0.00%              0.00%
                                                       ============       ============       ============


              The benefit for income taxes from operations consisted of the following components at September 30, 2000 and December 31, 1999, respectively: current tax benefit of $46,373 and $28,717, respectively, resulting from a net loss before income taxes, and deferred tax expense of $46,373 and $28,717, respectively, resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The change in the valuation allowance for the nine months ended September 30, 2000 and for the period from June 17, 1999 (inception) through December 31, 1999 was $17,656 and $28,717, respectively. NOL carryforwards at December 31, 1999 will begin to expire in 2019. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

              Should the Company undergo an ownership change, as defined in
              Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

(6)      RELATED PARTY TRANSACTIONS

              Certain officers of the Company provided services such as administration, accounting and project management, at no charge. The value of those services was recognized in the accompanying

                               IDMEDICAL.COM,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS



              financial statements through a charge to compensation and a corresponding credit to paid-in capital. The Company recognized contributed services totaling $94,800 and $123,870, respectively, for the nine months ended September 30, 2000 and the period from June 17, 1999 (inception) through December 31, 1999.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS



INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION AND LIMITATION OF DIRECTORS' LIABILITY

Our Bylaws provide that we may indemnify any person, or that person's testator or intestate successor, made or threatened to be made a party to any action or proceeding because that person was a director or officer of IDMedical or served any other corporation in any capacity at our request. These actions or proceedings could be domestic or foreign, civil or criminal, judicial or administrative, or at the federal or state level. Any indemnification provided by IDMedical will be in the manner and to the extent permitted by law.

Further, we may enter into agreements with officers and directors to indemnify and hold them harmless in the event claims or legal actions are brought against them due to acts done or decisions made within the authorized scope of their position with IDMedical. These agreements will provide indemnification to the maximum extent permitted by law.

The Colorado Business Corporation Act allows us to eliminate the personal liability of our directors to us or our stockholders for monetary damages resulting from a breach of the fiduciary duty of loyalty and care as a director, except for:

         (a) circumstances where the director breached his duty of loyalty to us or our Shareholders;

         (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (c) circumstances under which a director votes for or assents to an unlawful distribution; and

         (d) transactions from which the director directly or indirectly derived an improper personal benefit.

The Colorado Business Corporation Act also states that directors and officers will not be personally liable for any injury to person or property arising out of a tort committed by an employee unless:

         1. the director or officer was personally involved in the situation giving rise to the litigation; or

         2. the director or officer committed a criminal offense in connection with the situation.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Exclusive of underwriting compensation, our estimated expenses in connection with the issuance and distribution of the securities being registered are:

              SEC Filing Fee for Registration Statement       $  1,546
              Accounting Fees                                 $  7,000
              Legal Fees and Expenses                         $ 45,000
              Miscellaneous                                   $ 10,000
                  Total:                                      $ 58,546

We will pay all of these expenses.

RECENT SALES OF UNREGISTERED SECURITIES


A. On July 1, 1999 we sold 7,400,000 shares of our common stock. The sale was to four officers and directors of the Company and did not involve an underwriter. The total cash received from this sale was $40,000.

     All purchasers were accredited investors and we believe this private placement was exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

B. On July 1, 1999, we sold 850,000 shares of our common stock. The sale, which did not involve an underwriter, was to William C. Bossung (212,500 shares), Alliance Financial Network, Inc. (212,500 shares), and Devenshire Management Corporation (425,000). The sale was pursuant to previously negotiated agreements, in exchange for services rendered to the Company having a collective value of $5,744.

     All purchasers were accredited investors and we believe this private placement was exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

C. On July 1, 1999, we sold 250,000 shares of our common stock. The sale was to Futro & Associates, P.C and did not involve an underwriter. The sale was pursuant to previously negotiated agreements, in exchange for services rendered to the Company having a collective value of $5,000.

     The purchaser was an accredited investor and we believe this private placement was exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

D. On August 5, 1999, we sold 250,000 shares of our common stock. The sale was to two accredited investors and did not involve an underwriter. The total cash received from this sale was $2,500.

     All purchasers are accredited investors and we believe this private placement is exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

E. We offered 1,500,000 shares of our common stock through a private placement that commenced in November 1, 1999 and concluded on September 30, 2000. The first sale of stock in the private placement occurred in May 2000. The offering did not involve an underwriter and was made to a group of 53 investors. A total of 1,120,500 shares of stock were sold during the course of the private placement; the remaining 379,500 shares remained unsold. The total cash received through the private placement was $1,120,500.

     The purchasers consisted of 27 accredited investors and 26 non-accredited investors. We believe this private placement was exempt from registration under Sections 4(2) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

F. On August 1, 2000, we granted 1,250,000 warrants. Each warrant has an exercise price of $1.10 and entitles the holder to one share of our common stock. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005. The warrants were issued to William C. Bossung (312,500 warrants), Alliance Financial Network, Inc. (312,500 warrants) and Devenshire Management Corporation (625,000 warrants). They were issued for services to be rendered to the Company. An underwriter was not involved in this sale.

     All purchasers were accredited investors and we believe this private placement was exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

G. On August 1, 2000, we granted 1,000,000 warrants. Each warrant has an exercise price of $2.00 and entitles the holder to one share of our common stock. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005. The warrants were issued to William C. Bossung (250,000 warrants), Alliance Financial Network, Inc. (250,000 warrants) and Devenshire Management Corporation (500,000 warrants). They were issued for services to be rendered to the Company. An underwriter was not involved in this sale.

     All purchasers were accredited investors and we believe this private placement was exempt from registration under Sections 4(2), 4(6) and Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

                                LIST OF EXHIBITS



 EXHIBIT NUMBER             DESCRIPTION
 --------------             -----------

      3.1                   Articles of Incorporation, as currently in effect.
                            (Incorporated by reference to Exhibit 3.1 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      3.2 Bylaws as currently in effect. (Incorporated by reference to Exhibit 3.2 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      5.1                   Opinion of Counsel, Futro & Trauernicht, LLC.
                            (Incorporated by reference to Exhibit 5.1 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      10.1                  IDMedical.com, Inc. 1999 Stock Option Plan.
                            (Incorporated by reference to Exhibit 10.1 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      10.2 Form of Common Stock Purchase Warrant, exercise price $1.10 (Incorporated by reference to Exhibit
                            10.2 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      10.3 Form of Common Stock Purchase Warrant, exercise price $2.00 (Incorporated by reference to Exhibit
                            10.3 of the company's Registration Statement on Form SB-2, filed October 13, 2000).

      10.4                  Contract with digitalNATION - a VERIO company - Inc.
                            for Web hosting, executed November 19, 1999.
                            (Incorporated by reference to Exhibit 10.4 of the company's Registration Statement on Form SB-2, filed October 13, 2000).


      10.5 Contract with Fastnet Corporation for Web hosting, executed October 17, 2000. (Incorporated by reference to Exhibit 10.5 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18, 2000).

      10.6 Contract with Happy Harry's Discount Drug Stores for establishment of a referral service, executed June 7, 2000. (Incorporated by reference to Exhibit 10.6 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18, 2000).

      10.7 Contract with Dover Family Physicians, P.A. for establishment of a referral service, executed April 14th, 2000. (Incorporated by reference to Exhibit
                            10.7 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18, 2000).


      23.1                  Consent of Futro & Trauernicht, LLC. (Included in
                            Exhibit 5.1).


      23.4 Consent of Cordovano & Harvey, P.C. (Filed with this Registration Statement).



      24.1                  Power of Attorney (previously filed).

      27 Financial Data Schedule. (Incorporated by reference to Exhibit 27 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18,
                            2000).

UNDERTAKINGS

(a)  We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;


          (ii) To reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. However, any increase or decrease in the volume of securities offered (assuming the total dollar value of securities offered does not exceed the registered amount) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b). This procedure can be used if the combined volume and price changes represent no more than a 20% change in the maximum aggregate offering price (explained in the "Calculation of Registration Fee" table in the effective registration statement); and

          (iii) To include any additional or changed material information in the plan of distribution.

     (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The issuer therefore undertakes:

     (1) In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado on January 8, 2001.


                                      IDMEDICAL.COM, INC.


                                      By:  /s/ Richard J. Schaller, Sr.
                                         -------------------------------------
                                           Richard J. Schaller, Sr., President,
                                           CEO, and Principal Executive Officer


                                      By:  /s/ Neil A. Cox
                                         -------------------------------------
                                           Neil A. Cox, Treasurer, CFO,
                                           Principal Accounting Officer and
                                           Principal Financial Officer





In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



         Name                                        Title                           Date
         ----                                        -----                           ----
/s/ Richard J. Schaller, Sr                 President, CEO, Principal           January 8, 2001
------------------------------              Executive Officer and Director
Richard J. Schaller, Sr.

/s/ Neil A. Cox                             Vice President, Secretary,          January 8, 2001
------------------------------              Treasurer, Principal Accounting
Neil A. Cox                                 Officer, Principal Financial
                                            Officer and Director


/s/ Richard J. Schaller, Jr.*               Director                            January 8, 2001
------------------------------
Richard J. Schaller, Jr.

/s/ Vincent E. Schaller*                    Director                            January 8, 2001
------------------------------
Vincent E. Schaller



* By Neil A. Cox, attorney-in-fact.

                                  INDEX TO EXHIBITS



      EXHIBIT
      NUMBER                DESCRIPTION
      ------                -----------
      3.1                   Articles of Incorporation, as currently in effect.
                            (Incorporated by reference to Exhibit 3.1 of the
                            company's Registration Statement on Form SB-2, filed
                            October 13, 2000).

      3.2 Bylaws as currently in effect. (Incorporated by reference to Exhibit 3.2 of the company's
                            Registration Statement on Form SB-2, filed
                            October 13, 2000).

      5.1                   Opinion of Counsel, Futro & Trauernicht, LLC.
                            (Incorporated by reference to Exhibit 5.1 of the company's Registration Statement on Form SB-2, filed
                            October 13, 2000).

      10.1                  IDMedical.com, Inc. 1999 Stock Option Plan.
                            (Incorporated by reference to Exhibit 10.1 of the company's Registration Statement on Form SB-2, filed
                            October 13, 2000).

      10.2 Form of Common Stock Purchase Warrant, exercise price $1.10 (Incorporated by reference to Exhibit
                            10.2 of the company's Registration Statement on Form
                            SB-2, filed October 13, 2000).

      10.3 Form of Common Stock Purchase Warrant, exercise price $2.00 (Incorporated by reference to Exhibit
                            10.3 of the company's Registration Statement on Form
                            SB-2, filed October 13, 2000).

      10.4                  Contract with digitalNATION - a VERIO company - Inc.
                            for Web hosting, executed November 19, 1999.
                            (Incorporated by reference to Exhibit 10.4 of the company's Registration Statement on Form SB-2, filed
                            October 13, 2000).

      10.5 Contract with Fastnet Corporation for Web hosting, executed October 17, 2000. (Incorporated by reference to Exhibit 10.5 of the company's Amended
                            Registration Statement on Form SB-2/A-1, filed
                            December 18, 2000).

      10.6 Contract with Happy Harry's Discount Drug Stores for establishment of a referral service, executed June
                            7, 2000. (Incorporated by reference to Exhibit 10.6 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18, 2000).

      10.7 Contract with Dover Family Physicians, P.A. for establishment of a referral service, executed April
                            14th, 2000. (Incorporated by reference to Exhibit
                            10.7 of the company's Amended Registration Statement on Form SB-2/A-1, filed December 18, 2000).

      23.1                  Consent of Futro & Trauernicht, LLC. (Included in
                            Exhibit 5.1).

      23.4                  Consent of Cordovano & Harvey, P.C. (Filed with this
                            Registration Statement).

      24.1                  Power of Attorney (previously filed).

      27 Financial Data Schedule. (Incorporated by reference to Exhibit 27 of the company's Amended Registration
                            Statement on Form SB-2/A-1, filed December 18,
                            2000).